Exhibit 10.1

EXECUTION COPY
March 14, 2011
STOCK PURCHASE AGREEMENT
Dated as of March 10, 2011
By and Among
MITEK INDUSTRIES, INC. and MITEK CANADA, INC.
collectively, as Purchaser
and
GIBRALTAR STEEL CORPORATION OF NEW YORK
as Seller

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS	1

1.01 Definitions.	1
1.02 Rules of Construction.	12

ARTICLE 2. PURCHASE AND SALE	13

2.01 Purchase and Sale of the Shares.	13
2.02 Payment of Purchase Price.	13
2.03 Allocation of Purchase Price.	13
2.04 Closing.	13
2.05 Closing Deliveries by the Seller.	14
2.06 Closing Deliveries by the Purchaser.	15
2.08 Post Closing Adjustment to Purchase Price.	16

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF USP, RENOWN AND SELLER	19

3.01 Organization, Authority and Qualification of the Seller, Renown and USP.	19
3.02 Subsidiaries.	20
3.03 Capitalization; Officers and Directors.	20
3.04 Due Authorization.	21
3.05 No Conflict.	21
3.06 Governmental Consents and Approvals.	22
3.07 Financial Information.	22
3.08 No Undisclosed Liabilities.	22
3.09 Permits.	22
3.10 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions.	22
3.11 Litigation.	23
3.12 Compliance with Laws.	23
3.13 Material Contracts.	24
3.14 Intellectual Property.	25
3.15 Owned Real Property.	26
3.16 Leased Real Property.	26
3.17 Top Ten Customers and Suppliers.	27
3.18 Taxes.	27
3.20 Environmental Matters.	30
3.21 Employee Plans.	31
3.22 Labor Matters.	33
3.23 Insurance.	34
3.24 Tangible Personal Property.	34
3.25 Product Warranties.	35
3.26 No Brokers.	35
3.27 Corporate Books and Records.	35
3.28 Related-Party Transactions.	35
3.29 Bank Accounts; Lockboxes.	36
3.30 Title to and Sufficiency of Assets.	36
3.31 Accounts Receivable.	36
3.32 Inventory.	36

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3.33 Indebtedness.	36
3.34 Competition Act.	37
3.35 Disclosures.	37

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	37

4.01 Organization and Authority and the Purchaser.	37
4.02 No Conflict.	37
4.03 Governmental Consents and Approvals.	38
4.04 No Brokers.	38
4.05 Litigation.	38
4.06 Investment Intention.	38

ARTICLE 5. COVENANTS AND ADDITIONAL AGREEMENTS	38

5.01 Ancillary Agreements.	38
5.02 Conduct of Business Prior to the Closing.	38
5.03 Access to Information.	40
5.04 Confidentiality.	40
5.05 Regulatory and Other Authorizations; Consents.	41
5.06 Non-Competition.	41
5.07 Further Action.	44
5.08 Release of Indebtedness.	44
5.09 Legal Privileges.	45
5.10 Transition Services.	45
5.11 Preservation of Records.	45
5.12 Employee Benefits.	45
5.13 Schedules.	46
5.14 Intercompany Accounts and Contracts.	47
5.15 Exclusive Dealing.	47
5.16 Business Relationships.	47

ARTICLE 6. CONDITIONS TO CLOSING	47

6.01 Conditions to Obligations of the Seller.	47
6.02 Conditions to Obligations of the Purchaser.	48

ARTICLE 7. INDEMNIFICATION	49

7.01 Survival; Remedies for Breach.	49
7.03 Indemnification of the Seller.	53
7.04 Procedures for Indemnification.	53
7.05 Additional Limits on Rights to Indemnification.	54
7.06 Procedures for Third-Party Claims.	55

ARTICLE 8. TERMINATION AND WAIVER	57

8.01 Termination.	57
8.02 Effect of Termination.	57
8.03 Waiver.	57

ARTICLE 9. TAXES.	58

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9.01 Preparation of Tax Returns; Payment of Taxes.	58
9.02 Cooperation with Respect to Tax Returns.	58
9.03 Tax Audits.	59
9.04 Refund Claims.	59
9.05 Disputes.	60

ARTICLE 10. GENERAL PROVISIONS	60

10.01 Expenses.	60
10.02 Notices.	60
10.03 Headings.	61
10.04 Severability.	61
10.05 Entire Agreement.	61
10.06 Assignment.	62
10.07 No Third Party Beneficiaries.	62
10.08 Amendment.	62
10.09 Governing Law.	62
10.10 Consent To Jurisdiction.	62
10.11 Waiver of Jury Trial.	62
10.12 Public Announcements.	62
10.13 Counterparts; Effectiveness.	63

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STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of March 10, 2011, is by and among MiTek Industries, Inc., a Missouri corporation (“MiTek — USA”), and MiTek Canada, Inc., an Ontario corporation (“MiTek-Canada” and together with MiTek-USA, collectively the “Purchaser”), and Gibraltar Steel Corporation of New York, a New York corporation (“Seller”).
R E C I T A L S:
     United Steel Products Company, Inc., a Minnesota corporation (“USP”), and Renown Specialties Company Ltd., an Ontario corporation (“Renown”), are manufacturers of fabricated metal products serving the residential and commercial building industries throughout the United States and Canada, whose product lines include standard construction hardware for the light industrial, commercial and retail markets, as well as a line of connectors for the engineered lumber and plated truss industries.
     Seller is the owner of all the issued and outstanding capital stock of USP and the shares of Renown.
     Seller desires to sell all of the issued and outstanding capital stock of USP and all of the shares of Renown to the Purchaser, and the Purchaser desires to purchase all of the issued and outstanding capital stock of USP and all of the shares of Renown from Seller, for the USP Purchase Price and the Renown Purchase Price (each as hereinafter defined) and upon the other terms and conditions set forth herein.
CONSIDERATION:
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants hereinafter set forth, the parties hereto hereby agree as follows:
ARTICLE 1.
DEFINITIONS
     1.01 Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:
     “Acceptance Notice” shall have the meaning ascribed to such term in Section 2.08(d) hereof.
     “Action” means any judicial, administrative or arbitral action, suit, mediation, hearing, proceeding (public or private), investigation or claim before or by any Governmental Authority.

     “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such other Person. For purposes of determining whether a Person is an Affiliate, the term “control” and its correlative forms “controlled by” and “under common control with” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise. Notwithstanding the foregoing, when used with respect to Purchaser, “Affiliates” shall mean MiTek, Inc., and its direct and indirect subsidiaries.
     “Agreement” shall have the meaning ascribed to such term in the first paragraph hereof.
     “Ancillary Agreements” shall have the meaning ascribed to such term in Section 3.04 hereof.
     “Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, Governmental Order or other requirement having the force of law.
     “Base Purchase Price” means the sum of Fifty Eight Million U.S. Dollars (US$58,000,000.00).
     “Base Renown Purchase Price” means the sum of Seventeen Million Four Hundred Thousand U.S. Dollars (US$17,400,000.00).
     “Base USP Purchase Price” means the sum of Forty Million Six Hundred Thousand U.S. Dollars (US$40,600,000.00).
     “Basket Amount” shall have the meaning ascribed to such term in Section 7.05(a) (i) hereof.
     “Business” means the development, design, manufacture, distribution, marketing and sale of fabricated metal products as conducted by USP and Renown on the date hereof.
     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Buffalo, New York are authorized or required by law to close.
     “Canadian Income Tax Act” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supplement) and the regulations thereunder.
     “Closing” shall have the meaning ascribed to such term in Section 2.04 hereof.
     “Closing Date” shall have the meaning ascribed to such term in Section 2.04 hereof.
     “Closing Renown Net Working Capital” means the Current Assets of Renown minus the Current Liabilities of Renown, determined as of the Effective Time, as finally determined pursuant to Section 2.08 hereof.

     “Closing USP Net Working Capital” means Current Assets of USP minus the Current Liabilities of USP, determined as of the Effective Time, as finally determined pursuant to Section 2.08 hereof.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Competition Act” means the Competition Act, R.S.C. 1985, c. C-34, and the regulations thereunder.
     “Competitive Business” shall have the meaning ascribed to such term in Section 5.06(a) (i) hereof.
     “Confidentiality Agreement” shall have the meaning ascribed to such term in Section 5.06(e) hereof.
     “Contract” means any written or oral contract, agreement, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right, instrument or other commitment or obligation and any amendment, supplement or modification thereto.
     “Continuing Employees” shall have the meaning ascribed to such term in Section 5.12 hereof.
     “Current Assets” means, on a particular date, each of the following determined in accordance with GAAP with respect to USP or Renown, whichever the case may be: accounts receivable (net of any allowance for bad debts), inventory (net of any allowance or other reserve), prepaid expenses, deposits and other assets that are likely to be sold, exchanged, or expensed in the Ordinary Course of Business of USP or Renown, within one year of such date, but excluding (a) cash, cash equivalents and marketable securities (including the USP Outstanding Check Amount and the Renown Outstanding Check Amount), and (b) Intercompany Accounts.
     “Current Liabilities” means, on a particular date, each of the following determined in accordance with GAAP with respect to USP or Renown, whichever the case may be: accounts payable and accrued expenses payable coming due within one year of such date, including stay bonuses identified in Schedule 3.20(a) hereof and the associated employer payroll taxes payable with respect to such stay bonuses but excluding (a) all amounts of outstanding Indebtedness that are repaid by the Seller, USP or Renown at the Closing; (b) Intercompany Accounts and (c) liabilities for Renown Outstanding Check Amounts and USP Outstanding Check Amounts.
     “Current Year” shall have the meaning ascribed to such term in Section 5.12 hereof.
     “December 31 Balance Sheet” means the consolidated balance sheet of the Business, dated as of December 31, 2010, a copy of which has been delivered to the Purchaser.

     “Dispute Notice” shall have the meaning ascribed to such term in Section 2.08(d) hereof.
     “Disclosed Environmental Matters” shall have the meaning ascribed to such term in Section 7.02(a)(xiii) hereof.
     “Effective Time” means, in the case of USP, 11:59 p.m. Central Time on the Closing Date and in the case of Renown, 11:59 p.m. Eastern Time on the Closing Date.
     “Employee” means an individual who is employed by USP and/or Renown, whether on a full-time or part-time basis.
     “Employee Plans” shall have the meaning ascribed to such term in Section 3.20(a) hereof.
     “Encumbrance” means any security interest, pledge, mortgage, lien, charge, encumbrance, beneficial ownership interest, adverse claim, impairment, conditional sale agreement, retention agreement, option, right of first option, right of first refusal (or similar restriction), easement, right of way, encroachment, servitude, restriction or limitation of any kind or nature, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, excluding, in the case of any securities, any limitations on the right to transfer securities arising under Applicable Law.
     “Environmental Laws” means all Federal, State, Provincial, local and foreign Laws, orders, judgments and consent decrees as in effect on or prior to the Effective Time relating to or governing the protection of health, safety, environment or natural resources, prohibitions or that otherwise imposes liability or standards of conduct concerning: (a) protection of the indoor or outdoor environment; (b) pollution or pollution control; and (c) the management, containment, manufacture, possession, presence, use, processing, generation, transportation, treatment, storage, disposal, Release, abatement, removal, remediation or handling of or exposure to any contaminant or hazardous, toxic, deleterious, carcinogenic, mutagenic, radioactive, corrosive, reactive, injurious or otherwise harmful chemical, constituent, substance, material, product or waste, and including, without limitation, the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. 136 et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) (42 U.S.C. 9601 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. 651 et seq.), the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), and any Canadian Laws generally addressing the same subject matter and any similar Federal, State, Provincial, local and foreign Laws and all rules and regulations promulgated according thereto, all as amended from time to time.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “Established Renown Net Working Capital” means the sum of One Million Five Hundred Thousand U.S. Dollars (US$1,500,000.00).
     “Established USP Net Working Capital” means the sum of Three Million Five Hundred Thousand U.S. Dollars (S$3,500,000.00).
     “Expired Patent” shall have the meaning ascribed to such term in Section 5.07 hereof.
     “Expired Patent Inventor” shall have the meaning ascribed to such term in Section 5.07 hereof.
     “Financial Statements” shall have the meaning ascribed to such term in Section 3.07 hereof.
     “GAAP” means U.S. generally accepted accounting principles as consistently applied by USP and Renown.
     “Governmental Authority” means any government or governmental, administrative or regulatory body thereof, whether Federal, State, local, national, provincial, municipal or foreign, any agency or instrumentality thereof and any court, tribunal or judicial or arbitral body thereof.
     “Governmental Order” means any order, writ, judgment, stipulation, determination or award made, issued or entered into by or with any Governmental Authority.
     “Hazardous Material” means any: (a) “hazardous waste” as defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), as amended through the Effective Time, and regulations promulgated thereunder; (b) any substance defined as a contaminant, pollutant, dangerous, toxic or hazardous substance pursuant to any Environmental Law, including, without limitation, any “hazardous substance” as defined in CERCLA; (c) petroleum; (d) asbestos: and (e) any hazardous, toxic, deleterious, carcinogenic, mutagenic, radioactive, corrosive, reactive, injurious or otherwise harmful chemical, constituent, substance, material, product or waste, the use, handling, presence, importing, reporting, recycling, disposal or Release of which is regulated, assessed or prohibited by or pursuant to any applicable Environmental Law.
     “Houston Warehouse” has the meaning ascribed to such term in Section 2.05(i) hereof.
     “Incidental Competitor” has the meaning ascribed to such term in Section 5.06(e) hereof.
     “Indebtedness” means (a) all indebtedness for borrowed money, (b) any other indebtedness that is evidenced by a note, bond, debenture, capital lease, guaranty or similar instrument, (c) all accrued interest, premium, fees, or expenses, with respect to such indebtedness, (d) bank overdrafts and (e) any other obligations to pay money other than trade payables which are outstanding for less than ninety one (91) days from invoice date, accrued expenses and rent payments due under any operating leases.

     “Indemnified Party” shall have the meaning ascribed to such term in Section 7.04(a) hereof.
     “Indemnifying Party” shall have the meaning ascribed to such term in Section 7.04(a) hereof.
     “Independent Accounting Firm” shall have the meaning ascribed to such term in Section 2.08(d) hereof.
     “Intellectual Property” means all Software (as hereinafter defined), patents, industrial designs, copyrights, works of authorship, benefits of moral rights waivers, technology, trade secrets, including methods, techniques, processes and know-how, inventions, proprietary data, formulae and research and development data; all trademarks, trade names, trade dress, logos, domain names, service marks and service names; all registrations, applications, rights of priority, recordings, licenses and common-law rights relating thereto; all rights to sue at law or in equity for any past or future infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, all rights to obtain renewals, reissues, continuations, reexaminations, divisions or other extensions of legal protections pertaining thereto and all goodwill relating to the foregoing.
     “Intercompany Accounts” means the accounts maintained by Seller, USP and Renown (in accordance with their customary practices) in which there are recorded the amounts owed (plus interest, if any, accrued through the Effective Time) by Seller or any of its Affiliates (other than USP and Renown) to USP or Renown or by USP or Renown to Seller or any of its Affiliates (other than USP or Renown), attributable to intercompany transactions through the Effective Time in respect of cash advances, current federal and state taxes payable and receivable, intercorporate expense allocations, and other corporate charges or transactions in goods or services, whether provided by Seller or any of its Affiliates (other than USP and Renown) to USP or Renown or by USP or Renown to Seller or any of its Affiliates (other than USP and Renown).
     “Law” has the meaning set out in the definition of “Applicable Law”.
     “Leased Real Property” shall have the meaning ascribed to such term by Section 3.16 hereof.
     “Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation of any kind, whether direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, absolute, contingent, matured or unmatured, liquidated or unliquidated, disputed or undisputed, due or to become due and whether in contract, tort, strict liability or otherwise.
     “Losses” shall mean any and all damages, liabilities, deficiencies, claims, actions, demands, amounts paid in settlement, judgments, awards, interest, losses, deficiencies, assessments, obligations, fines, penalties, Taxes or costs or expenses of whatever kind including costs of investigation and defense, court costs and reasonable attorneys’ fees and expenses;

provided, however, that “Losses” shall not include loss of profits, punitive damages or other special, incidental or consequential damages; provided that, the foregoing proviso shall not limit the right of any Indemnified Party to indemnification in accordance with this Agreement with respect to any such damages to the extent incurred in connection with a Third Party Claim. For the avoidance of doubt, in the event that an Indemnified Party incurs any additional Liabilities or expenses other than as a result of a Third Party Claim which it is determined that the Indemnified Party is entitled to be indemnified from and against, the amount of the Losses which the Indemnified Party shall be entitled to recover from the Indemnifying Party shall not be calculated by using a multiple of earnings, book value or other similar measure that may have been used in arriving at or that may be reflective of the Purchase Price.
     “Material Adverse Effect” means a change, event, occurrence, violation, inaccuracy or circumstance, the effect of which is both material and adverse to: (a) the business, assets, properties, results of operations or condition (financial or otherwise) of USP and Renown, individually or taken as a whole; or (b) the ability of the Seller or Purchaser to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not include: (i) changes in business or economic conditions affecting the U.S., Canadian or global economy generally; (ii) changes in the industry in which USP and Renown operate generally; (iii) changes in stock markets, credit markets, Tax rates or new Taxes, interest rates, exchange rates or other matters affecting the U.S., Canadian or global economy generally; (iv) the enactment or implementation of any new Law; (v) the issuance of any orders, decrees, policies, consents or judgments of any regulatory authority or court; (vi) the adoption of any required change in U.S. generally accepted accounting principles; (vii) acts of God or other calamities, national or international political or social actions of conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof and whether or not pursuant to the declaration of any national emergency or war or the occurrence of any military or terrorist attack; (viii) any act, omission or event to which the Purchaser has explicitly consented in writing; (ix) the execution and delivery of this Agreement or any event occurring as a result of any announcement relating to this Agreement; or (x) any item or items set forth in the Schedules but only to the extent that between the date hereof and the Effective Time, the reasonably anticipated effect on USP and/or Renown is not increased or decreased in any manner which would reasonably be expected to be materially adverse to USP and/or Renown, individually or in the aggregate; provided that, the exceptions noted in (b)(i) through (x) set forth above shall not apply if and to the extent such change, enactment, implementation, adoption, or event has a disproportionately material effect on USP and Renown, individually or taken as a whole, as compared to similarly situated companies in substantially the same industry.
     “Material Contracts” shall have the meaning ascribed to such term in Section 3.13 hereof.
     “Net Intercompany Accounts” means the amount of the Intercompany Accounts owing to Seller and/or its Affiliates (other than USP or Renown) by USP or Renown, net of the Intercompany Accounts owing to USP or Renown by Seller and/or its Affiliates (other than USP and Renown).
     “Objection Period” shall have the meaning ascribed to such term by Section 2.08(b) hereof.

     “Ordinary Course of Business” means an action taken by a Person that: (a) is consistent in all material respects in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; and (b) does not require authorization by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature.
     “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and limited liability company agreement, operating agreement, or like agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the foregoing.
     “Owned Real Property” shall have the meaning ascribed to such term in Section 3.15(a) hereof.
     “Parent” means Gibraltar Industries, Inc., a Delaware corporation.
     “Permit” means all approvals, licenses, permits, authorizations, certificates and registrations issued by any Person and applications therefor.
     “Permitted Liens” means each of the following: (a) liens for Taxes that are not yet due and payable; (b) easements, covenants, restrictions (including zoning and building restrictions) and/or rights of way which do not, individually or in the aggregate, materially interfere with the right or ability to use or operate the Real Property as such Real Property is currently used; (c) statutory liens created in the Ordinary Course of Business (provided that any amount payable in connection with the transaction which created any such lien is not delinquent or being contested in good faith) which are not, individually or in the aggregate, material to the Business of either USP or Renown; (d) limitations on rights to use and dispose of Intellectual Property arising under the terms of those licenses of Intellectual Property set forth on Schedule 3.14(a); (e) liens arising under conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business; and (f) any state of facts which current, accurate surveys of the Owned Real Property would show, provided that such state of facts would not materially interfere with the conduct of the Business either parcel of Owned Real Property as it is presently conducted.
     “Person” is to be broadly interpreted and includes any individual, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, unincorporated organization, Governmental Authority, association, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, and the executors, administrators or other legal representatives of an individual in such capacity.

     “Personal Property Leases” shall have the meaning ascribed to such term in Section 3.23 hereof.
     “Post Support Patent” shall have the meaning ascribed to such term in Section 5.07 hereof.
     “Proposed Renown Closing Balance Sheet” means a balance sheet of Renown, prepared by the Purchaser in accordance with GAAP and containing a statement of the Renown Net Working Capital, determined as of the Effective Time.
     “Proposed USP Closing Balance Sheet” means a balance sheet of USP, prepared by the Purchaser in accordance with GAAP and containing a statement of the USP Net Working Capital, determined as of the Effective Time.
     “Purchase Price” means an amount equal to the sum of the USP Purchase Price and the Renown Purchase Price.
     “Purchaser” shall have the meaning ascribed to such term in the first paragraph of this Agreement.
     “Purchaser Indemnified Party” shall have the meaning ascribed to such term in Section 7.02(a) hereof.
     “Real Property” means the Owned Real Property and the Leased Real Property.
     “Recovery Claim” shall have the meaning ascribed to such term in Section 7.02(a) (i) hereof
     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or dumping of Hazardous Materials into the environment, but excludes: (a) emissions from the engine exhaust of a motor vehicle, and (b) the normal application of household chemicals such as pesticides, herbicides and fertilizers.
     “Renown” shall have the meaning ascribed to such term in the first paragraph hereof.
     “Renown Cash Shortfall” shall have the meaning ascribed to such term in Section 2.07(c) hereof.
     “Renown Cash Statement” shall have the meaning ascribed to such term in Section 2.07(c) hereof.
     “Renown Closing Balance Sheet” means the Proposed Renown Closing Balance Sheet as finally determined pursuant to Section 2.08 hereof.
     “Renown Excess Cash” shall have the meaning ascribed to such term in Section 2.07(c) hereof.

     “Renown Net Working Capital” means the Current Assets of Renown minus the Current Liabilities of Renown, determined as of the Effective Time by the Purchaser as contemplated by Section 2.08 hereof.
     “Renown Outstanding Checks” shall have the meaning ascribed to such term in Section 2.07(a) hereof.
     “Renown Outstanding Check Amount” shall have the meaning ascribed to such term in Section 2.07(a) hereof.
     “Renown Purchase Price” shall mean the Base Renown Purchase Price, subject to adjustment pursuant to Section 2.08 hereof.
     “Renown Shares” means the one hundred (100) shares in the capital of Renown.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller” shall have the meaning ascribed to such term in the first paragraph hereof.
     “Seller Indemnified Party” shall have the meaning ascribed to such term in Section 7.03(a) hereof.
     “Shares” means, collectively, the Renown Shares and the USP Shares.
     “Software” means any and all: (a) computer programs including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, including all software developed by, for, or in connection with the Business and all software that USP or Renown licenses, leases or otherwise obtains, directly or indirectly, from third parties; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation related to any of the foregoing.
     “Specified Representations” means the representations and warranties of the Seller contained in Sections 3.01-3.04 (inclusive), 3.05(a) and 3.25, and the representations and warranties of the Purchaser contained in Sections 4.01, 4.02(a) and 4.04.
     “StrucSoft Operating Agreement” means Amended and Restated Operating Agreement of Structural Soft, LLC dated as of May 24, 2010 by and among United Steel Products Company, Inc., Mohamed S. Genidy, Taga L. Genidy, and Sohail Akhter, as Members, and Mohamed S. Genidy, Taga L. Genidy, and Stephen L. Duffy, as Managers.
     “StrucSoft Units” has the meaning set forth in Section 3.02.

     “Survival Period” shall have the meaning ascribed to such term by Section 7.01(a) hereof.
     “Targeted Customers” has the meaning ascribed to such term by Section 5.06(a)(ii).
     “Tax Authority” means a Federal, State, local, national, provincial and municipal or foreign Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax, as the context requires.
     “Tax Returns” means all returns, information returns, reports, elections, agreements or declarations filed or required to be filed with any applicable Governmental Authority in respect of Taxes.
     “Tax or Taxes” means all Federal, State, local, provincial or foreign taxes, charges, fees, levies or other assessments, including without limitation, all net income, gross income, gross receipts, goods and services, harmonized sales, value added, activity, capital, capital stock, inventory, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, or similar charges, in the nature of a tax including Canadian Pension Plan and provincial pension plan contributions, employment insurance and unemployment, insurance payments and workers’ compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties, in all cases imposed by any Governmental Authority in respect thereof and whether disputed or not, and any tax resulting from indemnification for taxes or otherwise.
     “Termination Date” shall have the meaning ascribed to such term in Section 8.01 hereof.
     “Third Party Claim” shall have the meaning ascribed to such term in Section 7.04(a) hereof.
     “To the knowledge,” “known by” or “known” (and any similar phrase) means the actual knowledge of Henning Kornbrekke, Timothy Heasley, Stephen Duffy, Barry Ashwell and James Scott and the knowledge which such individuals would reasonably be expected to have in the ordinary course performance of their duties, including, but not limited to, their responsibilities in connection with the transactions contemplated by this Agreement.
     “Transaction Expenses” shall mean the amount representing all fees and expenses incurred by the Seller or for which the Seller is contractually obligated in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and expenses of counsel, investment bankers, brokers, accountants and other experts.
     “WARN Act” means the United States Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder.
     “USP” shall have the meaning ascribed to such term in the first paragraph hereof.

     “USP Cash Shortfall” shall have the meaning ascribed to such term by Section 2.07(b) hereof.
     “USP Cash Statement” shall have the meaning ascribed to such term in Section 2.07(b) hereof.
     “USP Closing Balance Sheet” means the Proposed USP Closing Balance Sheet as finally determined pursuant to Section 2.08 hereof.
     “USP Excess Cash” shall have the meaning ascribed to such term by Section 2.07(b) hereof.
     “USP Minute Book” shall have the meaning ascribed to such term by Section 2.05(i) hereof.
     “USP Net Working Capital” means the Current Assets of USP minus the Current Liabilities of USP, determined as of the Effective Time by the Purchaser as contemplated by Section 2.08 hereof.
     “USP Outstanding Checks” shall have the meaning ascribed to such term in Section 2.07(a) hereof.
     “USP Outstanding Check Amount” shall have the meaning ascribed to such term in Section 2.07(a) hereof.
     “USP Purchase Price” shall mean the Base USP Purchase Price, subject to adjustment pursuant to Section 2.08 hereof.
     “USP Shares” means the 41,300 shares of voting common stock, par value $0.10 per share, and the 348,314 shares of non-voting common stock, par value $0.10 per share, of USP.
     1.02 Rules of Construction. (a) Unless the context of this Agreement otherwise clearly requires: (i) references to the plural include the singular, and references to the singular include the plural; (ii) references to any gender include the other genders; (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; (iv) the term “or” has the inclusive meaning represented by the phrase “and/or”; (v) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (vi) the terms “day” and “days” mean and refer to calendar day(s); (vii) the terms “year” and “years” mean and refer to calendar year(s); and (viii) the term “dollars” shall mean United States dollars.
          (b) Unless otherwise set forth herein, references in this Agreement to: (i) any document, instrument or agreement (including this Agreement): (A) includes and incorporates all exhibits, schedules and other attachments thereto; and (B) means such documents, instruments or agreements, as amended, modified or supplemented from time to time; and (ii) a particular Law means such Law as in effect (including any amendments, modifications or supplements thereto) on the date hereof and as of the Effective Time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.
ARTICLE 2.
PURCHASE AND SALE
     2.01 Purchase and Sale of the Shares. (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall sell, assign, transfer, convey and deliver the USP Shares to MiTek-USA, and MiTek-USA shall purchase, acquire and accept the USP Shares from Seller free and clear of all Encumbrances.
          (b) Subject to the terms and conditions of this Agreement, at the Effective Time, Seller shall sell, assign, transfer, convey and deliver the Renown Shares to MiTek-Canada and MiTek-Canada shall purchase, acquire and accept the Renown Shares from Seller free and clear of all Encumbrances.
     2.02 Payment of Purchase Price. The Purchase Price shall be satisfied as follows:
          (a) (i) by payment of the USP Base Purchase Price by MiTek-USA to the Seller on the Closing Date by wire transfer of immediately available funds to an account specified by the Seller in writing and (ii) by the payment of any post-Closing adjustment to the USP Base Purchase Price in accordance with Section 2.08 below; and
          (b) (i) by payment of the Renown Base Purchase Price by MiTek-Canada to the Seller on the Closing Date by wire transfer of immediately available funds to an account specified by the Seller in writing and (ii) by the payment of any post-Closing adjustment to the Renown Base Purchase Price in accordance with Section 2.08 below.
     2.03 Allocation of Purchase Price. Seller and Purchaser have allocated the Purchase Price between the Renown Shares and the USP Shares as provided herein. Seller and Purchaser covenant and agree that (a) Seller and Purchaser will prepare and file all Tax Returns on a basis consistent with such allocation and will cooperate with each other in connection with the preparation, execution and filing of all Tax Returns related to such allocation and (b) Seller and Purchaser will promptly advise each other regarding the existence of any tax audit, controversy or litigation related to such allocation.
     2.04 Closing. Subject to the terms and conditions of this Agreement (including those contained in Article 8), the sale and purchase of the Shares shall take place and become effective at a closing (the “Closing”) to be held at the offices of Lippes Mathias Wexler Friedman LLP. The parties may also agree to close the transactions contemplated hereby through the mutual exchange of documents and funds in a manner acceptable to the parties and their respective counsel without the need for a meeting of the parties to conduct the Closing. Unless earlier terminated pursuant to Article 8, and if not so terminated, then provided that all closing conditions contained in Article 6 have been satisfied, the Closing shall take place on March 10, 2011 or on such other date as may be mutually agreed to by the parties (the date on which the Closing occurs being hereinafter the “Closing Date”). Notwithstanding the actual occurrence of the Closing at any particular time on the Closing Date, the Closing shall be deemed to occur and be effective at the Effective Time.
     2.05 Closing Deliveries by the Seller. At the Closing, subject to satisfaction or waiver of each of the conditions to the obligations of the Seller set forth in Section 6.01 of this Agreement, Seller shall deliver or cause to be delivered to the Purchaser the following:
          (a) stock/share certificates representing the Shares duly endorsed in blank or accompanied by stock/share transfer powers and with all requisite stock/share transfer tax stamps attached;
          (b) the certificates and agreements referred to in Section 6.02(a) , Section 6.02(d) and Section 6.02(e);
          (c) copies of all consents and waivers referred to in Section 6.02(c) ;
          (d) the transition services agreement referred to in Section 5.10;
          (e) a non-foreign transferor affidavit, an owner’s affidavit, GAP undertaking and other documents as may be reasonably requested by a title company in connection with the issuance of title policies with respect to the Owned Real Property;
          (f) agreements from Seller and its Parent, in form and substance reasonably acceptable to Purchaser releasing all claims against USP and Renown;
          (g) a written resignation from each director and officer of USP and Renown that will not continue with the Business after Closing and a written resignation of Stephen L. Duffy from his position as a Manager of Structural Soft, LLC, a California limited liability company;
          (h) all of the minute books of USP and Renown which are in the possession of the Seller, USP and Renown, which, in the case of the USP minute books, means the minute book containing the record of the proceedings of the Board of Directors and stockholders of USP, beginning January 8, 1998 (hereinafter the “USP Minute Book”);
          (i) an amendment to the Warehouse Lease Agreement dated March 15, 2010 between DOT Metal Products, as lessor, and USP, as lessee for premises located at 3004-B Aldine Bender Road (RRI), Houston, Texas 77302 (such premises being hereinafter the “Houston Warehouse”);
          (j) a schedule of all USP Outstanding Checks and all Renown Outstanding Checks, in each case determined as of the close of business on the Business Day immediately preceding the Closing Date;

          (k) a consent to the assignment of the Multi-Tenant Industrial Lease dated March 3, 2004 between Mount Holly By-Pass LLC and United Steel Products Company, Inc., as amended by Lease Amendment No.1 dated February 19, 2009;
          (l) a guarantee from the Parent guaranteeing the payment and performance of each of Seller’s obligations and the obligations of Seller’s Affiliates hereunder; and
          (m) such other documents as the Purchaser shall reasonably request.
     2.06 Closing Deliveries by the Purchaser. At the Closing, subject to satisfaction or waiver of each of the conditions to the obligations of the Purchaser set forth in Section 6.02 of this Agreement, the Purchaser shall deliver or cause to be delivered to the Seller:
          (a) (i) the USP Base Purchase Price by MiTek-USA by wire transfer of immediately available funds to an account designated by the Seller in writing, and (ii) the Renown Base Purchase Price by MiTek-Canada by wire transfer of immediately available funds to an account designated by the Seller in writing;
          (b) the certificate referred to in Section 6.01(a);
          (c) a certificate from the Secretary of the Purchaser to which is attached a true and correct copy of each of the constituent documents of the Purchaser, as well as a Good Standing Certificate of the Purchaser issued by the Secretary of State of its jurisdiction of organization; and
          (d) such other documents as the Seller shall reasonably request.
     2.07 Post-Closing Payment of Excess Cash. (a) On the Closing Date and prior to the Effective Time, it is expected that USP will receive cash arising from operations including from collection of accounts receivable and it is further expected that USP will have other miscellaneous cash in petty cash and other accounts on the Closing Date. Subject to the provisions of this Section 2.07, Seller shall cause USP to take commercially reasonable efforts to minimize the amount of the cash held by USP as of the Effective Time. In addition, as of the Effective Time, it is expected that there will be cash held by Renown arising from operations, including from collection of accounts receivable and it is further expected that Renown will have other miscellaneous cash in accounts. It is also expected that each of USP, Renown and/or Seller will be obligated under amounts due pursuant to checks that are issued and outstanding as of the Closing, but which have not been posted to a Company bank account as of the Effective Time (such outstanding checks, in the case of checks written by USP, the “ USP Outstanding Checks” and in the case of checks written by Renown, the “Renown Outstanding Checks” and the aggregate amount due pursuant to the USP Outstanding Checks being the “USP Outstanding Check Amounts” and the aggregate amount due pursuant to the Renown Outstanding Checks being the “Renown Outstanding Check Amounts”). As a result, and notwithstanding the right and obligation of Seller to minimize cash, Seller will use commercially reasonable efforts to maintain cash accounts of the Companies in the amount necessary to fund the aggregate amount of the USP Outstanding Check Amounts and the Renown Outstanding Check Amounts.
          (b) Purchaser shall, no later than the end of the fifteen (15) Business Day period beginning on the first Business Day following the Closing Date, deliver to Seller a written statement of the amount of the cash held by USP as of the Effective Time (the “USP Cash Statement”). If the USP Cash Statement reflects cash held in accounts of USP in excess of the USP Outstanding Check Amount (“USP Excess Cash”), then the Purchaser shall pay to Seller, by wire transfer of immediately available funds, on the date that Purchaser delivers the USP Cash Statement to Seller, an amount equal to the amount of the USP Excess Cash. In the event the Cash Statement reflects that cash held in accounts of USP is less than the USP Outstanding Check Amount (the “USP Cash Shortfall”), then the amount of the USP Cash Shortfall shall be paid by Seller to Purchaser promptly upon receipt of USP Cash Statement. In the event of any dispute between Seller and Purchaser as to the amount of the USP Excess Cash or USP Cash Shortfall, the Seller and the Purchaser shall attempt to resolve their dispute as to the amount of the USP Excess Cash or USP Cash Shortfall in connection with the adjustment, if applicable, to the Base USP Purchase Price provided for in Section 2.08 hereof and, in the event that the Seller and the Purchaser are not able to agree upon the amount of the USP Excess Cash or USP Cash Shortfall, the determination of the amount of the USP Excess Cash or USP Cash Shortfall shall be submitted to the Independent Accounting Firm for resolution.
          (c) Purchaser shall, no later than the end of the fifteen (15) Business Day period beginning on the first Business Day following the Closing Date, deliver to Seller a written statement of the amount of the cash held by Renown as of the Effective Time (the “Renown Cash Statement”). If the Renown Cash Statement reflects cash held in accounts of Renown in excess of the Renown Outstanding Check Amount (“Renown Excess Cash”), then the Purchaser shall pay to Seller, by wire transfer of immediately available funds, on the date that Purchaser delivers the Renown Cash Statement to Seller, an amount equal to the amount of the Renown Excess Cash. In the event the Renown Cash Statement reflects that cash held in accounts of Renown is less than the Renown Outstanding Check Amount (the “Renown Cash Shortfall”), then the amount of the Renown Cash Shortfall shall be paid by Seller to Purchaser promptly upon receipt of Renown Cash Statement. In the event of any dispute between Seller and Purchaser as to the amount of the Renown Excess Cash or Renown Cash Shortfall, the Seller and the Purchaser shall attempt to resolve their dispute as to the amount of the Renown Excess Cash or Renown Cash Shortfall in connection with the adjustment, if applicable, to the Base Renown Purchase Price provided for in Section 2.08 hereof and, in the event that the Seller and the Purchaser are not able to agree upon the amount of the Renown Excess Cash or Renown Cash Shortfall, the determination of the amount of the Renown Excess Cash or Renown Cash Shortfall shall be submitted to the Independent Accounting Firm for resolution.
     2.08 Post Closing Adjustment to Purchase Price. The Purchase Price shall be subject to adjustment after the Closing as follows:
          (a) The Purchaser shall prepare and deliver to Seller, simultaneously and no later than the end of the sixty (60) day period beginning on the first day following the Closing Date, a Proposed USP Closing Balance Sheet and a Proposed Renown Closing Balance Sheet.

          (b) The Proposed USP Closing Balance Sheet and the USP Net Working Capital as stated therein shall be deemed to be final, binding and conclusive on the parties (at which time the Proposed USP Closing Balance Sheet shall be deemed to constitute the Closing USP Balance Sheet and the USP Net Working Capital shall be deemed to be the Closing USP Net Working Capital upon the earliest of: (i) the date on which Seller delivers an Acceptance Notice to the Purchaser; (ii) in the event that Seller does not deliver an Acceptance Notice or a Dispute Notice to the Purchaser before the end of the sixty (60) day period beginning on the first day following the date on which the Proposed USP Closing Balance Sheet and the Proposed Renown Closing Balance Sheet are delivered by the Purchaser to Seller (such period being hereinafter the “Objection Period”), the first day following the expiration of such Objection Period; and (iii) in the event that Seller delivers a Dispute Notice to the Purchaser within the Objection Period, the date on which all disputes between Seller and the Purchaser concerning the amount of the USP Net Working Capital and the Renown Net Working Capital as of the Effective Time have been resolved in writing, whether by agreement of the Purchaser and Seller or by the Independent Accounting Firm as provided for by Section 2.08(d) hereof.
          (c) The Proposed Renown Closing Balance Sheet and the Renown Net Working Capital as stated therein shall be deemed to be final, binding and conclusive on the parties (at which time the Proposed Renown Closing Balance Sheet shall be deemed to constitute the Closing Renown Balance Sheet and the Renown Net Working Capital shall be deemed to be the Closing Renown Net Working Capital upon the earliest of: (i) the date on which Seller delivers an Acceptance Notice to the Purchaser; (ii) in the event that Seller does not deliver an Acceptance Notice or a Dispute Notice to the Purchaser before the end of the Objection Period, the first day following the expiration of such Objection Period; and (iii) in the event that Seller delivers a Dispute Notice to the Purchaser within the Objection Period, the date on which all disputes between Seller and the Purchaser concerning the amount of the USP Net Working Capital and the Renown Net Working Capital as of the Effective Time have been resolved in writing, whether by agreement of the Purchaser and Seller or by the Independent Accounting Firm as provided for by Section 2.08(d) hereof.
          (d) During the Objection Period, the Purchaser shall provide Seller with access to all of the documents, books and records used by the Purchaser in preparing the Proposed USP Closing Balance Sheet and the Proposed Renown Closing Balance Sheet. Seller shall have the right to either accept or dispute the amounts reflected on the Proposed USP Closing Balance Sheet, including the amount of the USP Net Working Capital as reflected therein, and the right to either accept or dispute the amounts reflected on the Proposed Renown Closing Balance Sheet, including the amount of the Renown Net Working Capital as reflected therein, in each case, by delivering written notice (as applicable, an “Acceptance Notice” or a “Dispute Notice”) to the Purchaser before the expiration of the Objection Period. The Dispute Notice shall identify with reasonable particularity each disputed item on the Proposed USP Closing Balance Sheet and/ or the Proposed Renown Balance Sheet, shall specify the amount of such dispute and shall set forth the general basis for each item in dispute. In the event of any such dispute, Seller and the Purchaser shall attempt in good faith to reconcile their dispute, and any resolution by them as to any disputed items shall be final, binding and conclusive on Seller and the Purchaser. If Seller and the Purchaser are unable to reach a resolution of their differences within thirty (30) days following the date on which Seller delivers the Dispute Notice to the Purchaser (or such longer period as they may agree in writing), then Seller and the Purchaser shall promptly submit any remaining disputed items to KPMG LLP (the “Independent Accounting Firm”). If any remaining disputed items are submitted to the Independent Accounting Firm for resolution: (i) each party will furnish to the Independent Accounting Firm such workpapers and other documents and information relating to the remaining disputed items as the Independent Accounting Firm may reasonably request and are available to such party, and each party will be afforded the opportunity to present to the Independent Accounting Firm any material relating to the disputed items and to discuss (in the presence of the other party) the resolution of the disputed items with the Independent Accounting Firm; (ii) each party will use its good faith efforts to work with the other party and the Independent Accounting Firm to resolve the disputed items within thirty (30) days of submission of the disputed items to the Independent Accounting Firm; and (iii) the determination by the Independent Accounting Firm, as set forth in a written notice to Seller and the Purchaser setting forth the reasons underlying such determination, shall be final, binding and conclusive on Seller and the Purchaser. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Seller on the one hand and the Purchaser on the other hand in the same proportion that the aggregate dollar amount of the disputed items submitted to the Independent Accounting Firm that is unsuccessfully disputed by the Seller or the Purchaser, as the case may be, bears to the total dollar amount of the disputed items submitted to the Independent Accounting Firm. If Seller delivers a Dispute Notice to the Purchaser before the expiration of the Objection Period, the USP Net Working Capital and the Renown Net Working Capital as of the Effective Time as determined by written agreement of Seller and the Purchaser, or as determined by the Independent Accounting Firm, shall be deemed to be, respectively, the Closing USP Net Working Capital and the Closing Renown Net Working Capital and shall be conclusive and binding on Seller and the Purchaser. In addition, if Seller delivers a Dispute Notice to the Purchaser before the expiration of the Objection Period, the Proposed USP Closing Balance Sheet and the Proposed Renown Closing Balance Sheet, as adjusted, if applicable, to reflect the resolution of the dispute between Seller and the Purchaser (whether such resolution arises as a result of an agreement between Seller and the Purchaser or a determination of the Independent Accounting Firm) shall be deemed to be, respectively, the Closing USP Balance Sheet and the Closing Renown Balance Sheet and such Closing USP Balance Sheet and Closing Renown Balance Sheet shall be conclusive and binding on the Seller and the Purchaser.
          (e) In the event that the Closing USP Net Working Capital as finally determined pursuant to Section 2.06(b) or (d) above is equal to the Established USP Net Working Capital, no adjustment shall be made to the amount of the Base USP Purchase Price payable by the Purchaser pursuant to the terms of Section 2.06 and, accordingly, the USP Purchase Price shall be equal to the Base USP Purchase Price. In the event that the Closing USP Net Working Capital as finally determined pursuant to Section 2.08(b) or (d) above is less than or greater than the Established USP Net Working Capital, within ten (10) Business Days after the Proposed USP Closing Balance Sheet is deemed to be final, binding and conclusive on the parties, a cash adjustment to the amount of the Base USP Purchase Price shall be made, on a dollar-for-dollar basis (and the USP Purchase Price shall be equal to the Base USP Purchase Price, as so adjusted), as follows: (i) in the event that the Closing USP Net Working Capital reflected on the USP Closing Balance Sheet is less than the Established USP Net Working Capital, then the

Seller shall pay the Purchaser the amount by which the Established USP Net Working Capital exceeds the Closing USP Net Working Capital in immediately available funds by wire transfer to an account specified by the Purchaser within three business days and the USP Purchase Price shall be equal to the Base USP Purchase Price, less the amount paid by Seller to Purchaser; and (ii) in the event that the Closing USP Net Working Capital reflected on the USP Closing Balance Sheet is greater than the Established USP Net Working Capital then the Purchaser shall pay to the Seller the amount by which the Closing USP Net Working Capital exceeds the Established USP Net Working Capital in immediately available funds by wire transfer to an account specified by the Seller within three business days and the USP Purchase Price shall be equal to the Base USP Purchase Price plus the amount paid by Purchaser to Seller.
          (f) In the event that the Closing Renown Net Working Capital as finally determined pursuant to Section 2.06(c) or (d) above is equal to the Established Renown Net Working Capital, no adjustment shall be made to the amount of the Base Renown Purchase Price payable by the Purchaser pursuant to the terms of Section 2.06 and, accordingly, the Renown Purchase Price shall be equal to the Base Renown Purchase Price. In the event that the Closing Renown Net Working Capital as finally determined pursuant to Section 2.08(c) or (d) above is less than or greater than the Established Renown Net Working Capital, within ten (10) Business Days after the Proposed Renown Closing Balance Sheet is deemed to be final, binding and conclusive on the parties, a cash adjustment to the amount of the Base Renown Purchase Price shall be made, on a dollar-for-dollar basis (and the Renown Purchase Price shall be equal to the Base Renown Purchase Price, as so adjusted), as follows: (i) in the event that the Closing Renown Net Working Capital reflected on the Renown Closing Balance Sheet is less than the Established Renown Net Working Capital, then the Seller shall pay the Purchaser the amount by which the Established Renown Net Working Capital exceeds the Closing Renown Net Working Capital in immediately available funds by wire transfer to an account specified by the Purchaser within three business days and the Renown Purchase Price shall be equal to the Base Renown Purchase Price, less the amount paid by Seller to Purchaser; and (ii) in the event that the Closing Renown Net Working Capital reflected on the Renown Closing Balance Sheet is greater than the Established Renown Net Working Capital then the Purchaser shall pay to the Seller the amount by which the Closing Renown Net Working Capital exceeds the Established Renown Net Working Capital in immediately available funds by wire transfer to an account specified by the Seller within three business days and the Renown Purchase Price shall be equal to the Base Renown Purchase Price plus the amount paid by Purchaser to Seller.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF USP, RENOWN AND SELLER
     Seller hereby makes the following representations and warranties, as of the date hereof and as of the Effective Time, which representations and warranties shall be qualified by the Schedules.
     3.01 Organization, Authority and Qualification of the Seller, Renown and USP. Each of USP and Renown is duly organized and validly existing under the laws of its jurisdiction of organization and has all necessary power and authority: (i) to own, operate or lease all the properties and assets now owned, operated or leased by it, to perform all its obligations under its Contracts and to conduct its Business as it has been and is now being conducted; and (ii) to execute and deliver this Agreement and each of the other agreements and instruments to be executed by it as contemplated herein and to perform its obligations hereunder and thereunder. The Seller has all requisite corporate power and authority to consummate the transactions contemplated hereby and thereby and to own and dispose of the Shares to the Purchaser. No act or proceeding has been taken or authorized by or against the Seller by any other Person in connection with the dissolution, liquidation, winding up, bankruptcy or insolvency of the Seller and no such proceedings have been threatened by any other Person. Each of USP and Renown is duly qualified to do business and is in good standing in: (a) each jurisdiction in which the properties owned or leased by it are located; and (b) where the operation of its Business makes such qualification necessary. Schedule 3.01 attached hereto contains a list of the jurisdictions of organization of Renown and USP, a list of all jurisdictions in which USP or Renown is duly qualified or registered to do business and a list of all fictitious or assumed names currently used by either USP or Renown in the conduct of the Business. Seller has delivered to Purchaser copies of the Organizational Documents of USP and Renown. Neither USP nor Renown is in default under or in violation of any of its Organizational Documents.
     3.02 Subsidiaries. Except for the ownership by USP of 108 Class B Units (“StrucSoft Units”) in Structural Soft, LLC, a California limited liability company, neither USP nor Renown owns, directly or indirectly, any capital stock or other equity interest in any Person. USP owns the StrucSoft Units free and clear of all Encumbrances other than those contained in the StrucSoft Operating Agreement, a true, accurate and complete copy of which has been provided to Purchaser.
     3.03 Capitalization; Officers and Directors. (a) The authorized capital stock of USP consists of an aggregate of 250,000 shares of voting common stock, par value $0.10 per share and 500,000 shares of Non-Voting Common Stock, par value $0.10 per share. The USP Shares constitute all of the issued and outstanding capital stock of USP. The USP Shares were duly authorized for issuance and are validly issued in compliance with Applicable Law and are fully paid and non-assessable.
          (b) The authorized capital of Renown consists of an unlimited number of common shares. The Renown Shares constitute all of the issued and outstanding shares of Renown. The Renown Shares were duly authorized for issuance and are validly issued in compliance with Applicable Law and are fully paid and non-assessable.
          (c) Except as required by applicable Law, there is no existing option, warrant, call, right, commitment or other agreement of any character to which any of Seller, Renown or USP is a party or which are binding on the Seller, Renown or USP, and there are no securities of any of the Seller, Renown or USP outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock of USP or any shares in the capital of Renown, ownership interests or other equity securities of Renown or USP or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock, ownership interests or other equity securities of Renown or USP. Seller is the record and beneficial owner of the Shares. Except as required by Law and the liens securing certain credit facilities described in the Third Amended and Restated Credit Agreement by and among Gibraltar Industries, Inc. and Seller, KeyBank National Association as Administrative Agent and Lead Arranger and the Lenders named therein dated as of July 24, 2009, as amended, which liens will be released at Closing, all of the Shares are owned by Seller free and clear of any and all Encumbrances and, at the Closing, the Purchaser will acquire good and valid title to the Shares, free and clear of all Encumbrances (other than as contemplated by Section 4.06). Other than this Agreement or as provided on Schedule 3.03(c), none of the Shares are subject to any voting trust agreement or other contract, commitment, agreement, pooling arrangement or arrangement restricting or relating to the voting or dividend rights or disposition of the Shares.
          (d) Schedule 3.03(d) sets forth a list and the identity of all of the officers and directors of USP and Renown.
     3.04 Due Authorization. The execution and delivery of this Agreement and any other documents or instruments required to be executed and/or delivered pursuant to the terms of this Agreement including, but not limited to, the documents and instruments set forth in Section 2.05 and Section 2.06 hereof (the “Ancillary Agreements”) by each of the Seller, Renown and USP, the performance by each of the Seller, Renown and USP, as applicable, of its respective obligations hereunder and thereunder, and the consummation by such Persons of the transactions contemplated hereby and, as applicable, thereby have been duly authorized by all requisite corporate action on the part of each such Person. This Agreement and each Ancillary Agreement have been duly executed and delivered by the Seller, Renown and USP and (assuming due authorization, execution and delivery by the Purchaser and any other parties thereto other than the Seller, Renown and USP), this Agreement constitutes a legal, valid and binding obligation of each of the Seller, Renown and USP, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to rules of law governing specific performance, injunctive relief and to general principles of equity.
     3.05 No Conflict. (a) Except as described in Schedule 3.05(a), the execution, delivery and performance of this Agreement and the Ancillary Agreements by each of the Seller, Renown and USP, as applicable, does not and will not violate, conflict with or result in the breach of any provision of the Organizational Documents of Seller, USP or Renown.
Except as described in Schedule 3.05(b), the execution, delivery and performance of this Agreement and the Ancillary Agreements by each of the Seller, Renown and USP, as applicable, does not and will not: (i) conflict with or violate in any material respect any Law or Governmental Order applicable to the Seller, Renown, USP or any of their respective assets, properties or businesses; (ii) conflict in any way with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets of Renown or USP under the terms of any Material Contract; or (iii) result in the imposition or creation of any Encumbrance upon, or with respect to, the Shares or any assets owned or used by USP or Renown.

     3.06 Governmental Consents and Approvals. Except as otherwise described in Schedule 3.06, to the knowledge of the Seller, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller, Renown and USP does not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority.
     3.07 Financial Information. Prior to the date hereof, the Seller has delivered to the Purchaser true and complete copies of (a) the December 31 Balance Sheet and the related statements of income for the twelve (12) month period then ended, and (b) true and complete copies of a balance sheet for the Business as of December 31, 2009 and December 31, 2008 and the related statements of income for each twelve (12) month period then ended (together with the financial statements referred to in subdivision (a) of this Section, collectively referred to herein as the “Financial Statements”). The Financial Statements (x) were prepared in good faith from the books and records of the Business and, except as identified in writing by Seller to Purchaser prior to the date hereof, are in accordance with GAAP, (y) present fairly the financial condition and results of operations of each of USP and Renown as of the dates thereof or for the periods covered thereby and (z) include all adjustments that are necessary for a fair presentation of the financial condition of the Business and the results of the operations of the Business as of the dates thereof or for the periods covered.
     3.08 No Undisclosed Liabilities. Except as set forth in the Financial Statements or in Schedule 3.08, there are no Liabilities of the Business exceeding $100,000, in the aggregate, other than Liabilities which have been incurred since December 31, 2010 in the Ordinary Course of Business.
     3.09 Permits. All Permits required to conduct the Business, as conducted on the date hereof, are in the possession of USP or Renown, as applicable, are in full force and effect and each of USP and Renown, as applicable, is operating in compliance therewith. Each currently effective Permit issued by the International Code Council or ICC-ES (or Canadian counterpart or equivalent organization) with respect to any products sold by USP or Renown is set forth on Schedule 3.09. The failure to obtain (or maintain) a Permit from any such Person with respect to any products sold by USP or Renown will not have a material adverse effect on the sales of any of the products of USP or Renown.
     3.10 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions.Since December 31, 2010, except as disclosed in Schedule 3.10, each of USP and Renown has conducted its Business in the Ordinary Course of Business. As amplification and not in limitation of the foregoing, except as disclosed in Schedule 3.10, since December 31, 2010, neither Renown nor USP has: (a) made any change in any method of accounting or accounting practice or policy; (b) made any change in any tax account practice or policy; (c) made any material changes in the customary methods of operating its Business including, without limitation, practices and policies relating to marketing, selling and pricing; (d) amended, terminated, cancelled or compromised any material claims; (e) entered into any material agreement, arrangement or transaction with any of its directors, officers, employees or shareholders other than agreements for compensation in the Ordinary Course of Business; (f)

made capital expenditures or commitments for capital expenditures on behalf of or relating to its Business in excess of $100,000 in the aggregate; (g) sold, transferred or disposed of, or agreed to sell, transfer or dispose of, any material assets of the Business other than in the Ordinary Course of Business; (h) acquired any material assets of the Business except in the Ordinary Course of Business, or acquired or merged with any other business; (i) incurred or created any Encumbrances on any material assets of the Business; (j) experienced any destruction, damage or other loss (whether or not covered by insurance) of any material asset or material property of the Business; (k) incurred any material liability outside the Ordinary Course of Business; (l) initiated any litigation other than as required to protect and preserve the Business and its assets where the failure to initiate such litigation would result in expiration of statutes of limitations or waivers of contractual rights; (m) agreed, whether in writing or otherwise, to take any action described in this Section 3.10; (n) taken any action or agreed to take any action provided for in Section 5.02(b) below; (o) suffered any Material Adverse Effect; (p) amended any of its Organizational Documents; (q) issued any or changed the authorized or issued equity securities of USP or Renown or purchased, redeemed, retired any of the equity securities of USP; or (r) agreed to do any of the foregoing. Prior to the date hereof, Seller has delivered to Purchaser a true, correct and complete list and description of: (x) all stay bonus or special compensation arrangements which have been made by USP and/or Renown with any of its officers, directors or employees since December 31, 2010 and up to the Effective Time; (y) any general increase in the compensation payable or to become payable to the officers, employees or consultants (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment), of USP or Renown between the date hereof and the Effective Time except for normal, bargained, merit or cost of living payments or increases made in the Ordinary Course of Business; and (z) all bonus payments made to officers or employees of USP and Renown.
     3.11 Litigation. Except as set forth on Schedule 3.11, there is no Action pending or to the knowledge of the Seller, threatened against the Seller, Renown, USP or the Business or its properties or assets before any court, or before any Governmental Authority. There is no Action pending or, to the knowledge of the Seller, threatened against the Seller, Renown or USP that is reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement.
     3.12 Compliance with Laws. (a)  Except as described on Schedule 3.12(a) , each of USP and Renown has conducted and continues to conduct, in all material respects, its Business in accordance with all Laws and Governmental Orders applicable to it and neither USP nor Renown is in material violation of any such Law or Governmental Order, or any judicial or administrative interpretation thereof.
          (b) Neither USP nor Renown has, and to the knowledge of the Seller no agent of the Business has, agreed to give, or has given, offered, authorized, promised, made or agreed to make, any gifts of money or thing of value (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee or any Person in a position to assist or hinder such Person in connection with any actual or proposed transaction other than payments required or permitted by Law of the applicable jurisdiction and in compliance with the U.S. Foreign Corrupt Practices Act.

          (c) This Section 3.12 shall not apply to those specific matters set forth in Section 3.18 (Taxes), Section 3.19 (Environmental Matters) and Section 3.20 (Employee Plans).
     3.13 Material Contracts. On or prior to the date hereof, the Seller has delivered to the Purchaser, a true, complete and correct list of all of the following Contracts to which either USP or Renown is a party or by which any of their respective property or assets are bound (collectively, the “Material Contracts”): (a) Contracts with the Seller, any Affiliate or any current or former officer or director of the Seller, Renown or USP under which the Seller, Renown or USP, as the case may be, have any continuing liabilities or obligations; (b) Contracts pursuant to which any party is required to purchase or sell a stated portion of its requirements or output from or to another party; (c) purchaser orders involving the performance by USP or Renown of services for or delivery by USP or Renown of goods or materials to any Person other than an Affiliate of USP or Renown (which Affiliate purchase orders are disclosed on Schedule 3.27) where the remaining amount of the payments or value of the consideration to be received by USP or Renown from any such Person exceeds $100,000; (d) purchase orders involving the procurement by USP or Renown of materials, goods or services from any Person who is not an Affiliate of USP or Renown (which Affiliate purchase orders involving procurement are disclosed on Schedule 3.27) where the amount of the remaining payments to or value of the consideration to be paid or delivered by USP or Renown for such materials goods or services exceeds $100,000; (e) Contracts for the sale of any assets of USP or Renown other than in the Ordinary Course of Business; (f) Contracts containing covenants of USP or Renown not to compete in any line of business or with any other Person in any geographical area or containing similar covenants from any other Person (other than between an Employee and either USP or Renown) for the benefit of USP or Renown; (g) Contracts containing any obligation of confidentiality or nondisclosure between either USP or Renown and any other Person (other than between an Employee and either USP or Renown) for the benefit of either USP or Renown or such other Person; (h) Contracts relating to the borrowing of money, including indebtedness under capital leases, bonds and letters of credit; (i) Contracts with current or former employees, consultants, or contractors regarding the ownership, use, protection, or nondisclosure of any of the Intellectual Property of USP or Renown; (j) Contracts with any labor union or other employee representative of a group of employees relating to wages, hours, or other conditions of employment; (k) Contracts involving any joint venture, partnership, or limited liability company agreement involving a sharing of profits, losses, costs, Taxes, or other liabilities by either USP or Renown with any other Person; (l) Contracts containing any effective power of attorney granted by either USP or Renown; (m) Contracts involving the settlement, release, compromise, or waiver of any material rights, claims, obligations, duties or liabilities; (n) any Contracts other than those disclosed in clauses (a) through (m) above that: (i) involve, individually, the expenditure by USP or Renown of more than $100,000 annually, (ii) are not cancelable upon 30 or fewer days notice without any liability or (iii) require performance by any party more than one year from the date hereof; (o) Contracts (other than purchase orders of Contracts disclosed in clauses (c) and (d) above) that provide for the receipt of payment by USP or Renown of $100,000 or more annually; (p) Contracts requiring USP or Renown to pay, perform, discharge or otherwise guarantee any debt or obligation of any Person; (q) Contracts relating to ownership of equity interests in any Person, other than an Affiliate, by any of Seller, Renown or USP; (r) Contracts containing any provisions that are contingent upon the occurrence of or prohibit any change in ownership of USP or Renown; and (s) Contracts (other than those disclosed in clauses

(a) through (r) above) that: (i) are material to the Business (including Contracts for employment and with sales representatives) and either (ii) were entered into other than in the Ordinary Course of Business; or (iii) are to be performed other than in the Ordinary Course of Business. Except as set forth on Schedule 3.13, each Material Contract: (i) is legal, valid, binding and enforceable, in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to rules of law governing specific performance, to injunctive relief, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) is in full force and effect. Unless otherwise stated in Schedule 3.13, neither USP nor Renown is in default in any respect under any Material Contract and, to the knowledge of the Seller, no other party is in default under the terms of any Material Contract. Prior to the date hereof, true, correct and complete copies of all Material Contracts have been provided to the Purchaser.
     3.14 Intellectual Property. (a) Each of Renown and USP owns or has the right to use all of the Intellectual Property which is used by either of them in the conduct of their respective Businesses, free and clear of any Encumbrance or any payment (other than payments made under those licenses or other agreements described in (iii), below, under which USP or Renown obtains its rights from third parties). Except as set forth on Schedule 3.14(a) there is no: (i) patent, trademark or copyright or any application for any patent, industrial design, trademark or copyright registered, filed or pending with the United States Patent and Trademark Office, the United States Copyright Office or the corresponding office of any other jurisdictions used in connection with the Business of either USP or Renown; (ii) license or other agreement under which USP or Renown obtains rights from third parties to use any Intellectual Property except for off the shelf software which accompanies individual personal computers which are used in connection with the Business; (iii) any trade names used in connection with the Business of either USP or Renown; or (iv) any domain name used in connection with the Business of either USP or Renown. To the knowledge of Seller, neither the Intellectual Property nor the conduct of Business conflicts with or infringes upon any Intellectual Property owned by any third party. No Person has asserted to USP, Renown or the Seller in writing (or otherwise) that the Intellectual Property of USP or Renown or the conduct of the Business conflicts with or infringes upon, any Intellectual Property owned by any third party. Except as disclosed in Schedule 3.14(a), neither USP nor Renown has granted any outstanding licenses or other rights, or obligated itself to grant licenses or other rights in or to any of the Intellectual Property.
          (b) Except as set forth on Schedule 3.14(b), at the Effective Time, each of Renown and USP will own or hold a valid license to use the Intellectual Property set forth in Schedule 3.14(a), free and clear of all Encumbrances other than Permitted Liens.
          (c) None of Seller, Renown or USP is in default under and, to the knowledge of the Seller, no third party is in default under, any license, sublicense or agreement by which Seller, Renown or USP holds or has given to others the right to use any Intellectual Property related to or necessary for the conduct of the Business.
          (d) Each of Renown and USP has taken reasonable steps to maintain the confidentiality of any trade secrets that are material to their respective businesses.

     3.15 Owned Real Property. Schedule 3.15(a) lists the street address of each parcel of real property owned by USP and used in its Business, together with a general description of the use of each such facility (collectively, the “Owned Real Property”). Except for the Owned Real Property and as otherwise set forth on Schedule 3.15(a), USP does not own any real property or improvements thereon. Renown does not own any real property or improvements thereon.
          (b) USP has good and valid title to the Owned Real Property, free and clear of all Encumbrances other than Permitted Liens, as disclosed in Schedule 3.15(b), and other Encumbrances disclosed in the title insurance commitment obtained by the Purchaser, if any.
          (c) There are no parties other than USP in possession of any parcel of Owned Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any of the Owned Real Property or any portion thereof. There are no outstanding options or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein.
          (d) The Owned Real Property used by USP is supplied with utilities adequate for the use and operation of USP’s business in the manner conducted as of the Effective Time, including, without limitation, gas, electricity, water, telephone, sanitary sewer and stormwater management.
          (e) There are no proceedings in eminent domain or other proceedings pending or, to the knowledge of the Seller, threatened, affecting any portion of the Owned Real Property or any means of ingress or egress thereto.
          (f) Certificates of occupancy are in full force and effect for each location of the Owned Real Property. The Owned Real Property and the present uses and operations thereof comply in all material respects with, and neither USP nor the Seller has received written notice from any Governmental Authority that a portion of the Owned Real Property, or any building or improvement located thereon, currently violates in any material respect, any Law (other than any Environmental Laws, as to which the representations and warranties of the Seller, USP and Renown are solely contained in Section 3.19), including those Laws relating to zoning, building, land use, health and safety, fire, air, sanitation and noise control and all deed and other title covenants and restrictions.
     3.16 Leased Real Property. Schedule 3.16 attached hereto sets forth, as of the date hereof, the street address of each parcel of real property which is leased by USP or Renown as lessee together with the identity of the lessor of such real property (all such real property being hereinafter collectively the “Leased Real Property”). Each of USP and Renown has a valid and enforceable leasehold interest under each such lease for the Leased Real Property which it is a party to and none of the Seller, Renown or USP are in default under any such real property lease, nor have any of them received any written notice of any default or event that, with notice or lapse of time, or both, would constitute a default by USP or Renown, as applicable, of the terms of any such real property lease. Prior to the date hereof, true, correct and complete copies of each lease of any Leased Real Property have been delivered to the Purchaser and each lease sets out the entire agreement between the parties with respect to such Leased Property. Except as set forth on Schedule 3.16, neither USP nor Renown occupy any real property or improvements other than the Real Property. There are no parties other than USP or Renown in possession of the portion of any parcel of Leased Real Property which is leased by USP or Renown, and there are no subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any such portion of the Leased Real Property.
     3.17 Top Ten Customers and Suppliers. Prior to the date hereof, Seller has delivered to Purchaser a list of: (a) the names of the top ten (10) customers of the Business for each of USP and Renown, by revenue during the preceding two (2) years and the percentage of revenue represented by each such customer during the preceding two (2) years; and (b) the top ten (10) suppliers of the Business by payments during the preceding two (2) years and the percentage of total payments to suppliers represented by each such supplier during the preceding two (2) years. Except as set forth in Schedule 3.17, to the knowledge of the Seller: (a) there has been no adverse change in the business relationship of USP or Renown with any of the customers or vendors of USP or Renown, except for the decline in dollar volumes of purchases due to weak demand in the construction industry; (b) there are no outstanding material disputes with any customer or supplier of the Business; and (c) no customer or supplier identified in Schedule 3.17 has notified Seller, Renown or USP in writing or otherwise that it will not do business, that it will materially reduce its business with USP or Renown, as applicable, or that it will require any modification of the terms of its agreements with the Business, Renown or USP.
     3.18 Taxes. (a) (i) All Tax Returns required to be filed with respect to USP or Renown have been timely filed; (ii) all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with Applicable Law; (iii) USP and Renown have paid (or caused to be paid) or have withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, have established in accordance with GAAP an adequate accrual for all Taxes; (iv) all Taxes shown on such Tax Returns or otherwise due or payable have been timely paid except as expressly reserved for current taxes payable, the amount of which reserve will, to the knowledge of Seller, constitute an adequate provision for the payment of all Taxes in respect of all periods prior to the Effective Time; (v) except as set forth on Schedule 3.18(a)(v), none of the Internal Revenue Service, the Canada Revenue Agency or any other Tax Authority is currently claiming or asserting against USP or Renown, any adjustment, deficiency or claim for payment of additional Taxes, nor, to the knowledge of the Seller, is there any basis for any such claim or assertion; (vi) except as set forth in Schedule 3.18(a)(vi), no Tax examinations or audits of USP or Renown are in progress or have taken place during the past two (2) years nor have any assessments or reassessments been issued or outstanding; (vii) all deficiencies asserted or assessments or reassessments made against USP or Renown (which are not being contested) as a result of any examination by any Tax Authority have been paid; (viii) there are no pending or, to the knowledge of the Seller, threatened Actions, audits, assessments or proceedings for the assessment, reassessment or collection of Taxes against USP or Renown; (ix) there are no Tax liens on any assets of USP or Renown; (x) USP is not a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code by reason of the transactions contemplated hereby; (xi except as set forth on Schedule 3.18(a) (xi), neither USP nor Renown has, at any time, been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax potentially applicable as a result of such membership or holding has not expired; (xii) all Taxes required to be withheld, collected, deducted or deposited by USP or Renown have been timely withheld, collected, deducted or deposited and, to the extent required, have been paid or remitted to the relevant Tax Authority including any deductions or withholdings required to be made in respect of payments to any current or former employees of USP or Renown or any person who is, or is deemed to be, a non-resident of Canada for purposes of the Canadian Income Tax Act; (xiii) USP is a United States Person as defined in Section 7701(a)(30) of the Code; (xiv) the Seller has delivered to the Purchaser true and complete copies of all Federal, State, Provincial and local income Tax Returns of USP and Renown for all open taxable years; (xv) no claim has been made since January 1, 2006 by a Tax Authority in a jurisdiction in which Tax Returns are not filed by USP or Renown, that USP or Renown, as applicable, is subject to taxation by that jurisdiction; and (xvi) neither USP nor Renown has participated in any reportable or listed transaction requiring disclosure to any Tax Authority; (xvii) neither USP nor Renown is party to or bound by any closing agreement, offer in compromise, or other similar agreement with any Tax Authority which could affect Taxes for which USP or Renown may be liable; (xviii) except as set forth in Schedule 3.18(a)(xviii), neither USP nor Renown has entered into any current agreement waiving the statute of limitations nor granting an extension of time to file nor has entered into any tax sharing or similar agreement.
          (b) Schedule 3.18(b) contains a list and description of (i) any outstanding waivers or agreements entered into or obtained at any time during the two (2) year period prior to the date of this Agreement and extending the applicable statute of limitations with respect to the assessment of any Tax or the audit of any Tax Return due from USP or Renown for any period existing; (ii) any power of attorney that is currently in force and has been granted with respect to any matter relating to Taxes that could affect USP or Renown; and (iii) any deficiencies proposed or agreed to (plus interest and any penalties) as a result of any ongoing audit of any Tax Return of USP or Renown and the extent to which such deficiencies have been paid, reserved against, settled, or are being contested in good faith by appropriate proceedings. All Tax Returns of USP and the consolidated group of which it is a part have been audited by the IRS or other Governmental Body for taxable years through 2005-2009. In connection with such audits, there were no adjustments for USP for the years 2005-2007 nor were there any adjustments for any member of the consolidated group (including USP) for 2008-2009.
          (c) Canadian Tax Representations:
               (i) Taxable Québec Property. Neither the USP Shares nor the Renown Shares are “taxable Québec property” for purposes of the Taxation Act (Québec).
               (ii) Taxable Canadian Property. Neither the USP Shares nor the Renown Shares are “taxable Canadian property” for purposes of the Canadian Income Tax Act. Without limiting the generality of the foregoing, neither USP nor Renown has owned, at any time, during the 60-month period ending on the date hereof, property that is (x) real or immovable property situated in Canada, (y) Canadian resource properties or timber resource properties or (z) option in respect of, or interests in, or civil law rights in, any of the foregoing (whether or not such property exists), in each case as defined for purposes the definition of “taxable Canadian property” in subsection 2118(1) of the Canadian Income Tax Act.
               (iii) Transfer Pricing. Renown has not participated, directly or through a partnership, in a transaction or series of transactions contemplated in subsection 247(2) of the Canadian Income Tax Act or any comparable Law of any province or territory in Canada.
               (iv) Tax Sharing Agreements. Renown is not a party to nor bound by any tax sharing agreement, tax indemnity obligation in favour of any Person or similar agreement in favour of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Authority). Without limiting the generality of the foregoing, Renown has not entered into an agreement contemplated in section 80.04, Section 191.3 or subsection 18(2.3), 127(13) to (17), or 127(20) or 125(3) of the Canadian Income Tax Act or any comparable Law of any province or territory of Canada.
               (v) Future Income Inclusion. Renown will not be required to include in a taxable period ending after the Effective Time any amount of net taxable income (after taking into account deductions claimed for such a period that relate to a prior period) attributable to income that accrued in a prior taxable period but that was not included in taxable income for that or another prior taxable period;
               (vi) Renown has not made or incurred any deductible outlay or expense owing to a Person not dealing at arm’s length with Renown the amount of which would, absent an election under paragraph 78(1)(b) of the Canadian Income Tax Act, be included in the Renown’s income for Canadian income tax purposes for any taxable period beginning on or after the Effective Time under paragraph 78(1)(a) of the Canadian Income Tax Act or a corresponding provincial provision;
               (vii) there are no circumstances existing which could result in the application to the Renown of sections 80, 80.01, 80.02, 80.03 or 80.04 of the Canadian Income Tax Act or a corresponding provincial provision;
               (viii) Renown has not acquired property from a Person not dealing at arm’s length with Renown in circumstances that would result in Renown becoming liable to pay Taxes of such Person under subsection 160(1) of the Canadian Income Tax Act or a corresponding provincial provision; and
               (ix) At the Effective Time, the balance of Renown’s “Low Rate Income Pool”, as defined in the Canadian Income Tax Act and any relevant provincial income tax statute, shall be nil.

     3.19 Environmental Matters. (a) Other than Releases which have occurred in de minimis quantities, no Release of Hazardous Materials in violation of any Environmental Law has occurred on any Real Property during the period of USP’s or Renown’s ownership, occupancy, or operation thereof. Except as set forth in Schedule 3.19(a), to the knowledge of the Seller, there has not been any Release of Hazardous Materials in violation of any Environmental Law at the Owned Real Property prior to USP’s ownership, occupancy or operation of any Owned Real Property. There are no pending or, to the knowledge of Seller, threatened claims or Encumbrances arising under or pursuant to any Environmental Law, with respect to or affecting any of the Real Property.
          (b) The operations of the Business presently comply and, except as set forth on Schedule 3.19(b), have at all times complied in all material respects with applicable Environmental Laws and neither USP nor Renown has any material liabilities under any Environmental Laws. To the knowledge of Seller, neither USP nor Renown has any liability arising under any Environmental Law, and to the knowledge of Seller, except as set forth in Schedule 3.19(b), no event has occurred or circumstance exists that (with or without notice or lapse of time) could result in USP or Renown having any Liability arising from noncompliance with any Environmental Law. Except as set forth in Schedule 3.19(b), to the knowledge of the Seller, there is no condition in or under any Owned Real Property or Leased Real Property at the date of this Agreement that would require reporting outside the Ordinary Course of Business or remediation under applicable Environmental Laws. None of the Seller, Renown or USP has received any written communication in the last five (5) years from or on behalf of any Governmental Authority or other third party: (i) alleging any noncompliance of any Owned Real Property or Leased Real Property with Environmental Laws or of any condition thereon that would require remediation under applicable Environmental Laws or (ii) that any Owned Real Property, Leased Real Property or any property to which USP has directly or indirectly transported or arranged for the transportation of any Hazardous Material is currently on any federal or state “Superfund” list.
          (c) No administrative order, consent order, settlement agreement, suit or citation to which USP or Renown is a party with respect to any Environmental Law, Hazardous Materials or Releases has been received by the Seller, Renown or USP with respect to or in connection with the operation of any Owned Real Property, Leased Real Property or any off-site location to which Hazardous Materials used or generated by the Business have been transported or disposed of or have come to be located, and to the knowledge of Seller, non have been threatened.
          (d) Except as set forth on Schedule 3.19(d), all Hazardous Materials used, generated or disposed of by USP or Renown have been used, generated or disposed of in compliance in all material respects with all applicable Environmental Laws.
          (e) Except as set forth in Schedule 3.19(e), none of the Real Property contains any (i) above-ground or underground storage tanks or (ii) landfills, surface impoundments, or disposal areas.
          (f) To Seller’s knowledge, Seller has delivered to Purchaser copies of all reports, studies, analyses, or tests initiated by or on behalf of or in the possession of Seller, USP or

Renown pertaining to the environmental condition of, Hazardous Material in, on, or under, any of the Real Property.
     3.20 Employee Plans. (a) Schedule 3.20(a) sets forth a true and complete list of all employee benefit plans (within the meaning of Section 3(3) of ERISA), every “registered pension plan” as defined in s. 248(1) of the Canadian Income Tax Act, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, executive compensation, retiree medical or life insurance, retirement, supplemental retirement, severance or other benefit plans, programs or arrangements in which employees of USP or Renown participate, with respect to which either USP or Renown has any obligation or which are maintained, contributed to or sponsored by USP, Renown or any of their Affiliates for the benefit of any current employee, officer or director of USP, Renown or any former employee of USP or Renown regardless of whether such plans, programs or arrangements are being assumed by the Purchaser (hereinafter the “Employee Plans”). Except as set forth in Schedule 3.20(a), USP has not contributed to or been obligated to contribute to any “multiemployer plan” within the meaning of Section 3(37) of ERISA. Except as set forth in Schedule 3.20(a), Renown has not contributed to or been obligated to contribute to any “multi-employer pension plan” as defined in s.1(1) of the Pension Benefits Act (Ontario) or any similar Canadian pensions benefits statute. Except as otherwise disclosed in Schedule 3.20(a), neither USP nor Renown has made an express or implied commitment to modify, change or terminate any Employee Plan other than a modification, change or termination required by Law.
          (b) To Seller’s knowledge, with respect to each Employee Plan, complete and correct copies of the following documents, where applicable, have been delivered to the Purchaser: (i) the annual reports (Form 5500 series), together with schedules, as required, filed with the IRS or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(a)(3) of ERISA for the two most recent plan years, (ii) the most recent determination letter or opinion letter issued by the IRS, (iii) the most recent summary plan description and all modifications, as well as all other descriptions distributed to employees or set forth in any manuals or other documents, including written descriptions of all non written Employee Plans, (iv) the text of the Employee Plan and of any trust, insurance or annuity contracts maintained in connection therewith, (v) any actuarial reports relating to any Employee Plan for the two most recent plan years; (vi) any annual reports prepared by third party administrators for each Employee Plan for the two most recent plan years, including, but not limited to, any nondiscrimination testing with respect to any qualified plan, and (vii) any services agreement with third parties providing services to any Employee Plan.
          (c) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each related trust which is intended to be exempt from federal income Tax pursuant to Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter that would adversely affect such qualification, tax-preferred or tax exempt status, as the case may be.
          (d) With respect to each Employee Plan in which employees of USP participate, USP is not currently liable for any Tax arising under Section 4971, 4972, 4975, 4976, 4978,

4979, 4980 or 4980B of the Code, and no fact or event exists which would give rise to any such liability. USP has not incurred any liability under or arising out of ERISA, the Health Insurance Portability and Accountability Act of 1996 and the Family Medical Leave Act of 1993 and, to the knowledge of Seller, no fact or event exists that would result in such a liability. None of the assets of USP are the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code and USP has not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code with respect to any Employee Plan, and no fact or event exists which would give rise to any such lien or requirement to post any such security. Except as set forth on Schedule 3.20(d), each Employee Plan is fully funded to the extent required by applicable Law.
          (e) Except as disclosed on Schedule 3.20(e), neither USP nor Renown has any obligation to provide medical or life insurance coverage (whether or not insured) under any Employee Plan or collective bargaining agreement to any current, retired or former employee, director or consultant, or their beneficiaries or dependents, after retirement or other termination of employment, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or applicable state medical benefits continuation Law.
          (f) Each Employee Plan is and at all times has, in all material respects, been maintained, funded, registered, qualified, operated and administered, and each USP and Renown have performed all of its obligations under each Employee Plan, in each case in accordance with the terms of such Employee Plan and in compliance with all applicable Laws, including ERISA and the Code and any similar laws of Canada and Ontario. USP has complied in all material respects with the provisions of COBRA, the Health Insurance Portability and Accountability Act of 1996 and the Family Medical Leave Act 1993. All Employee Plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) have, in all material respects, been maintained and administered since January 1, 2005 in compliance with the requirements of Section 409A of the Code and the regulations and other guidance issued thereunder. All contributions required to be made to any Employee Plan by Applicable Law or the terms of such Employee Plan or any agreement relating thereto, and all premiums due or payable with respect to insurance policies funding any Employee Plan, for any period through the Effective Time, have been timely made or paid in full (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or, to the extent not required to be made or paid on or before the Effective Time, have been properly accrued and fully reflected in the Financial Statements, except as set forth on Schedule 3.20(f). All returns, reports and filings required to be filed with the DOL, the IRS, the Pension Benefit Guaranty Corporation (including any successor thereto, the “PBGC”) or any other Governmental Authority or which must be furnished to any plan participant or beneficiary with respect to each Employee Plan have been timely and accurately filed or furnished.
          (g) No Employee Plan, nor any related trust, is subject to any pending or threatened investigation, examination or other legal proceeding, initiated by any Governmental Authority or by any other Person (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other legal proceeding or to affect the registration or authorization of any Employee Plan required to be registered. Further, should any matter arise which could affect the registration or authorization of any Employee Plan, Seller, USP or Renown, as the case may be, shall, in a timely fashion, take all steps required to ensure the registration or authorization is not affected. No event has occurred respecting any Employee Plan which would entitle any Person to cause the wind-up or termination of such Employee Plan in whole or in part. There have been no withdrawals, applications or transfers of assets from any Employee Plan or the trusts or other funding media relating thereto except in accordance with the terms of such Employee Plan, Applicable Law and all applicable agreements.
          (h) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) entitle any Employee to severance pay or any increase in severance pay upon termination of employment after the date of this Agreement, (ii) result in any payment from USP or Renown becoming due to any current or former officer, director or employee of USP or Renown; (iii) increase any benefits otherwise payable under any Employee Plan; or (iv) except as set forth in Schedule 3.20(h) attached hereto, accelerate the time of payment or vesting of compensation or benefits (including stock options) under any Employee Plan. Neither USP nor Renown has made or become obligated to make, and neither USP or Renown will, as a result of the consummation of the transactions contemplated by this Agreement, become obligated to make any payments that could be nondeductible by reason of Section 280G of the Code (without regard to Subsection (b)(4) thereof) or Section 162(m) of the Code (or any corresponding provision of foreign, state or local Law), nor will USP nor Renown be required to “gross up” or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual.
     3.21 Labor Matters. (a) Prior to the date hereof, Seller has delivered to Purchaser a true, correct and complete list, of the names, positions, locations, dates of hire and compensation of all Employees (including those on leave of absence to layoff status) and the names and current compensation levels of all consultants or independent contractors who provide services to the Business. To the knowledge of Seller, each consultant and independent contractor qualifies as such under Applicable Law. To the extent required by Law, all Employees of USP have completed, and USP has retained for each such employee, a Form I-9 (Employment Eligibility Verification) and all appropriate supporting documentation for each employee. USP does not have any employees for whom it currently has petitions or applications for immigration benefits pending with the U.S. Citizenship and Immigration Services or the United States Department of Labor. Neither USP nor Renown has made any representations to any person concerning any sponsorship for temporary or permanent immigration status.
          (b) Neither USP nor Renown is a party to any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees. To the knowledge of the Seller, there is no union organization activity involving any of the Employees, pending or threatened. Each of USP, Renown and the conduct of the Business are in compliance with all Laws relating to the employment of labor, including all such Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, classifications, benefits and collective bargaining, the payment of social security and similar Taxes and occupational safety and health, the WARN Act and any similar state or local “mass layoff” or “plant closing” Law. There has been no

“mass layoff” or “plant closing” (as defined by the WARN Act) with respect to USP within the six months prior to Closing. The Business has not, during the last three (3) years, experienced any labor disputes or any work stoppages due to labor disagreements. There is no unfair labor practice charge or complaint pending, or, to the knowledge of the Seller, overtly threatened against USP, Renown or the Business and there are no administrative charges or court complaints relating to alleged employment discrimination or other employment related matters pending, or, to the knowledge of the Seller, threatened before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority. Schedule 3.21(b)contains a list and description of all outstanding workers compensation claims currently pending against USP or Renown or with respect to the Business.
          (c) Schedule 3.21(c) states the number of employees terminated or laid off by either USP in the last 90 days, and contains a list of the following information for each employee of USP who has been terminated or laid off, or whose hours of work have been reduced by more than 50% by either of them in the 90 days prior to the date of this Agreement: (i) the date of such termination, layoff, or reduction in hours; (ii) the reason for such termination, layoff, or reduction in hours; and (iii) the location to which the employee was assigned.
          (d) As of the date hereof, there are no Employees of USP who are absent from work on short or long-term disability leave or leave under the Family and Medical Leave Act of 1993 or have notified USP (as applicable) of their intent to take such leave.
          (e) Schedule 3.21(e) sets forth (i) the worker’s compensation losses for USP since December 31, 2006 and (ii) a description of any investigations into the operations of USP pursuant to the Occupational Safety and Health Act and similar state and local Laws since December 31, 2006.
     3.22 Insurance. Each of USP and Renown are insured under Parent-administered policies in amounts sufficient to operate and protect its assets and to conduct its Businesses as intended and consistent with past practices. Schedule 3.22 contains a list of all policies of insurance, including property, casualty, fire, liability, workers’ compensation and all other types of insurance, under which USP and Renown are insured and a summary of each claim made by either USP and Renown under each such policy since January 1, 2006. As of the date hereof, all such policies are in full force and effect and all premiums due thereon have been paid.
     3.23 Tangible Personal Property. (a) Schedule 3.23 contains a list of each lease of tangible personal property used in the Business requiring annual payments from USP or Renown of $100,000 or more (collectively the “Personal Property Leases”).
          (b) Prior to the date hereof, a copy of each of the Personal Property Leases listed on Schedule 3.23 has been delivered to the Purchaser. Each of USP and Renown has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), there is no material default under any Personal Property Leases by USP, Renown or, to the knowledge of the Seller, by any other parties thereto.
          (c) Except as set forth on Schedule 3.23, each of USP and Renown has good and valid title to all of the items of tangible personal property reflected in the December 31 Balance Sheet (except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business), free and clear of any and all Encumbrances other than Permitted Liens.
     3.24 Product Warranties. Prior to the date hereof, the Seller has delivered to the Purchaser a true, complete and correct list of the standard product and service warranties, indemnifications and guarantees which USP, Renown or the Business extends to customers in the Ordinary Course of Business together with copies of such standard product and /or service warranties. No warranties, indemnifications or guarantees are now in effect or outstanding with respect to the products or services manufactured, produced or performed by USP or Renown, except for the warranties, indemnifications and guarantees identified and described in the list of product and service warranties delivered to Purchaser prior to the date hereof. Prior to the date hereof, the Seller has also delivered to the Purchaser a true, complete and correct list of the Contracts which contain separate warranties, which differ from the standard product and service warranties of USP and Renown. Except for product returns, the scope and magnitude of which are consistent with the product returns experienced by USP or Renown prior to the date hereof, the products sold by USP and Renown prior to the date hereof do not have defect or failure rates that have given rise to material warranty, product liability or related claims.
     3.25 No Brokers. Other than as disclosed in Schedule 3.25, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller, Renown and USP or their respective Affiliates.
     3.26 Corporate Books and Records. The books of account of USP and Renown, the minute book and stock or ownership transfer records of Renown, the USP Minute Book and the other records of USP and Renown are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in the case of the Renown minute book, contains true and correct copies of its articles of amalgamation and its by-laws, in each case, as amended, and, in the case of the USP Minute Book, contains true, correct and complete copies of its articles of incorporation by-laws, in each case, as amended.
     3.27 Related-Party Transactions. Except as set forth on Schedule 3.27, no officer, director Employee, Affiliate or stockholder of USP, Renown or any member of his or her immediate family is currently indebted to USP or Renown, nor is USP or Renown indebted (or committed to make loans, advances or extend or guarantee credit) to any of such individuals. Except as set forth on Schedule 3.27 hereto, none of such Persons has any direct or indirect ownership interest in any firm or corporation with which USP or Renown is affiliated or with which USP or Renown has a business relationship, or any firm or corporation that competes with USP or Renown except that officers or directors of USP and Renown and members of their immediate families may own stock in an amount not to exceed 5% of the outstanding capital stock of publicly traded companies that may compete with the Purchaser following the consummation of the transactions contemplated hereby. Except as set forth on Schedule 3.27 hereto, no director, officer or Affiliate of USP or Renown and no member of the immediate family of any such Person is directly or indirectly interested in any Contract to which USP or Renown is a party.
     3.28 Bank Accounts; Lockboxes. Prior to the date hereof, Seller has delivered to Purchaser a true, correct and complete list of each bank account maintained by USP and Renown together with a true, correct and complete list of each bank other financial institution at which any lock box for the collection of accounts receivable of USP or Renown is maintained, together with the identity of all Persons authorized to withdraw any funds contained in such accounts or lockboxes. Except as set forth in the list of bank accounts delivered to the Purchaser as described in the preceding sentence, neither USP nor Renown maintains any bank account or lockbox for the collection of accounts receivable of USP or Renown.
     3.29 Title to and Sufficiency of Assets. Each of Renown and USP has good and valid title to all of its material property and assets, free and clear of all Encumbrances, except for Permitted Liens. Neither USP nor Renown conducts any business other than the Business. The buildings, plants and structures which are used in the conduct of the Business have been maintained by USP and Renown, as the case may be, consistent with the past maintenance practices of USP and/or Renown, no material maintenance of the buildings, plants and structures used in the conduct of the Business has been delayed and, to the knowledge of Seller, no material maintenance or replacement costs need to be expended with respect to the buildings, plants and structures used in the conduct of the Business. Except for equipment which is not operating and held as spare or replacement equipment, the material equipment which is used in the conduct of the business has been maintained by USP and Renown, as the case may be, consistent with the past maintenance practices of USP and/or Renown, no material maintenance of the material equipment used in the conduct of the Business has been delayed. Except as otherwise described in Schedule 3.29, (a) the assets (tangible and intangible) owned and leased by USP or Renown constitute all the assets (tangible and intangible) used in connection with the Business of each of USP and Renown, and (b) such assets constitute all the assets (tangible or intangible) necessary for USP or Renown to continue to conduct its Business following the Closing in substantially the same manner as it is being conducted on the date hereof.
     3.30 Accounts Receivable. All accounts receivable of each of USP and Renown have arisen from sales actually made or services actually performed in the Ordinary Course of Business and, to the knowledge of Seller, constitute valid obligations and are collectible, net of applicable reserves.
     3.31 Inventory. All inventories of USP and Renown consist of a quality and quantity usable and, with respect to finished goods, saleable in the Ordinary Course of Business, except for obsolete items, items of below standard quality and excess inventory, all of which have been reserved for consistent with past practices used in the preparation of the Financial Statements.
     3.32 Indebtedness. All of the Indebtedness of USP, Renown or the Business is set forth on Schedule 3.32, with the holder of each item of such Indebtedness set forth thereon and the amount of Indebtedness so held. All Indebtedness of USP, Renown, or the Business, will be repaid in full at Closing as provided in Section 5.08.
     3.33 Competition Act. For the purposes of the threshold set out at section 110(3) of the Competition Act, as adjusted on an annual basis, the Seller and its Affiliates do not have aggregate assets in Canada that exceed CDN$73 million, nor do they have aggregate gross revenues from sales in or from Canada generated from their assets in Canada that exceed CDN$73 million, all as determined in accordance with Part IX of the Competition Act.
     3.34 Disclosures. To the knowledge of Seller, no representation or warranty or other statement made by Seller in this Agreement, the Disclosure Schedules, any supplement to the Disclosure Schedules or the certificate delivered pursuant to Section 6.01(a) hereof contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement or therein, in light of the circumstances in which they were made, not misleading.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     Purchaser hereby makes the following representations and warranties, as of the date hereof and as of the Effective Time, which representations and warranties shall be qualified by the Schedules.
     4.01 Organization and Authority and the Purchaser. Each Purchaser is duly organized, validly existing and in good standing under the laws of the State or Province of its incorporation and has all necessary power and authority to enter into this Agreement and the applicable Ancillary Agreements. The execution and delivery of this Agreement and any applicable Ancillary Agreements by each Purchaser, the performance by each Purchaser of its obligations hereunder and thereunder, and the consummation by each Purchaser of the transactions contemplated hereby and, as applicable, thereby have been duly authorized by all requisite corporate action on the part of each Purchaser. This Agreement and each Ancillary Agreement have been duly executed and delivered by each Purchaser and (assuming due authorization, execution and delivery by the Seller, Renown and USP and any other parties thereto other than the Purchaser), this Agreement and each such Ancillary Agreement constitutes a legal, valid and binding obligation of each Purchaser, enforceable against such Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to rules of law governing specific performance, injunctive relief and to general principles of equity.
     4.02 No Conflict. The execution, delivery and performance of this Agreement and each applicable Ancillary Agreement by the Purchaser does not and will not: (a) violate, conflict with or result in the breach of any provision of the Organizational Documents of the Purchaser; (b) conflict with or violate in any material respect any Law or Governmental Order applicable to either Purchaser or any of its properties or assets; or (c) materially conflict with, result in any material breach of, constitute a material default (or event which with the giving of notice of lapse or time, or both, would become such a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any material Encumbrance on any of the assets or properties of either Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which a Purchaser is a party or by which any of its assets or properties are bound or affected.
     4.03 Governmental Consents and Approvals. To the knowledge of Purchaser, the execution, delivery and performance of this Agreement by the Purchaser does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.
     4.04 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of either Purchaser.
     4.05 Litigation. There is no Action pending or, to the knowledge of the Purchaser, threatened against either Purchaser or its Affiliates, which, if adversely determined, is reasonably likely to prohibit, restrain or materially delay the ability of either Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.
     4.06 Investment Intention. Each Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act). Each Purchaser understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.
ARTICLE 5.
COVENANTS AND ADDITIONAL AGREEMENTS
     5.01 Ancillary Agreements. Prior to or contemporaneous with the Closing, the Seller will cause to be duly executed (by each party other than the Purchaser) and delivered each of the Ancillary Agreements. The Purchaser shall execute each Ancillary Agreement to which it is a party and deliver executed copies of such agreements to the Seller.
     5.02 Conduct of Business Prior to the Closing. (a)  Seller covenants and agrees, except as set forth in Schedule 5.02(a), at all times from and after the date hereof through and to the Effective Time to take all action necessary cause each of USP and Renown: (i) operate its respective Business only in the Ordinary Course Business; and (ii) use commercially reasonable efforts to: (A) preserve its present Business operations, organization and goodwill; and (B) preserve the present relationships which it has with its vendors, customers and other Persons having business relationships with it.
          (b) Seller covenants and agrees that, except as set forth in Schedule 5.02(b), at all times from and after the date hereof through and to the Effective Time, it shall take all action necessary to cause each of USP and Renown to refrain from taking any action or failing to take any action which would cause any representation or warranty contained in Article 3 hereof to be untrue in any material respect or result in any breach of any covenant. Without limiting the foregoing, except to the extent required by Law, without the prior written consent of the Purchaser, the Seller, Renown and USP shall not:
               (i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock, Shares or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock, Shares or other securities of, or other ownership interests in, USP or Renown; provided that, nothing in this Section 5.02(b) (i) shall be deemed to prohibit, limit or otherwise impair the right of USP or Renown to pay to Seller or Gibraltar Industries, Inc., as applicable, on a daily basis, dividends and amounts due and payable pursuant to intercompany transactions, all in a manner consistent with the cash management practices of Seller or Gibraltar Industries, Inc.;
               (ii) transfer, issue, sell or dispose of any shares of capital stock, Shares or other securities of USP or Renown or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock, Shares or other securities of USP or Renown;
               (iii) except to the extent contemplated by the capital budget of USP and Renown, acquire any property, plant, facility, furniture or equipment in excess of $50,000 individually;
               (iv) sell, lease, license, encumber or dispose of any material interest in any of its properties or assets, except use of supplies or sales of inventory in the Ordinary Course of Business;
               (v) make any loans, advances or capital contributions to, or investments in any Person other than intercompany loans made by the Seller or Gibraltar Industries, Inc. to USP or Renown in a manner consistent with the cash management practices of Seller or Gibraltar Industries, Inc.;
               (vi) terminate or amend any Material Contract;
               (vii) enter into any Contract or agreement that would have been required to be disclosed in Schedule 3.13 if such Contract or agreement had been in effect on the date of this Agreement other than customer contracts, product purchase agreements or renewals of existing agreements in the Ordinary Course of Business;
               (viii) enter into any employment agreement with any employee or increase in any manner the compensation of any of the officers, directors, consultants or other Employees other than normal, bargained, merit or cost of living payments or increases made in the Ordinary Course of Business;
               (ix) adopt or amend any bonus, profit sharing, compensation, employment or other Employee Plan, trust, fund or group arrangement for the benefit or welfare of any

Employees or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other Employee Plan, agreement, trust fund or arrangements for the benefit or welfare of any director of USP or Renown;
               (x) make any change in any of its present Tax or accounting methods and practices, except as required by changes in GAAP or other Applicable Law;
               (xi) except for advances under working capital lines of credit in existence as of the date hereof in the Ordinary Course of Business, incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse the obligations of any other Persons;
               (xii) take any action that would render any representation or warranty made by the Seller, Renown or USP in this Agreement untrue at the Effective Time, including any actions referred to in Section 3.10;
               (xiii) cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;
               (xiv) amend or authorize the amendment of its Organizational Documents;
               (xv) knowingly take or fail to take any action which would result in a Material Adverse Effect;
               (xvi) effect or agree to effect any merger, acquisition, recapitalization, reclassification, stock split or like change in the capitalization of USP or Renown or change of control transaction with respect to USP or Renown; or
               (xvii) agree or commit to any of the foregoing, whether in writing or otherwise.
     5.03 Access to Information. Prior to the Effective Time, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Business and such examination of the books, records and financial condition of the Business as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Seller shall cooperate, and shall direct USP and Renown to cooperate, fully therein.
     5.04 Confidentiality. No party hereto shall, without the prior written consent of the disclosing party, disclose or acquiesce in the disclosure by any Person, or use or enable the use of any non-public information regarding the disclosing party or the financial condition of such party (whether or not contained in any documents or otherwise furnished at any time pursuant to the provisions of this Agreement, including, without limitation, all information and documents furnished pursuant to Article 7), except to the legal counsel, accountants, financial advisors, investment bankers and the other authorized agents and representatives of the parties hereto, and to such Persons only to the extent required for activities directly related to the obligations of the receiving parties under this Agreement, except to the extent such information has been publicly disclosed or is otherwise in the public domain or is required to be disclosed by Law or by a court of competent jurisdiction or Governmental Authority. The provisions of this Section 5.04 shall apply to Seller, Purchaser, Parent and each Affiliate of Parent and Purchaser.
     5.05 Regulatory and Other Authorizations; Consents. (a) Each of the parties hereto shall obtain (and Seller shall cause each of USP and Renown to obtain) all authorizations, consents, orders, and approvals of all Governmental Authorities and officials that may be or become necessary for such party’s execution and delivery of, and the performance of their respective obligations pursuant to, this Agreement and each Ancillary Agreement, and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals.
          (b) Each of the parties hereto shall (and Seller shall cause each to USP and Renown to): (i) give promptly such notices to third parties; and (ii) use its reasonable commercial efforts to obtain such third party consents, each to the extent necessary or useful in connection with the transactions contemplated by this Agreement.
          (c) Each of the parties hereto shall (and Seller shall cause each of USP and Renown to obtain) cooperate and use all reasonable efforts to assist each other in giving such notices and obtaining such consents; provided, however, that no party hereto shall have any obligation to give any guarantee or other consideration of any nature in connection with any such notice or consent or to consent to any change in the terms of any agreement or arrangement which such party in its sole and absolute discretion may deem adverse to the interests of the Purchaser, the Seller, Renown or USP.
     5.06 Non-Competition. (a) From the date of this Agreement through the end of the five (5) year period beginning on the first day following of the Closing Date, Parent, Seller and their respective Affiliates shall not, directly or indirectly:
               (i) engage, invest in, own, manage, operate, finance, control, advise, render services to, guarantee the obligations of, be associated with, or in any manner be connected with a “Competitive Business”, which for the purpose of this Agreement, means a business located in or transacting business in the United States or Canada that is competitive, in whole or in part, with the Business as conducted as of the Closing Date or within twelve (12) months prior to the Closing Date;
               (ii) (A) solicit, induce, or otherwise cause, or attempt to solicit, induce, or otherwise cause, any customer, supplier, licensor, licensee, or any prospective customer, supplier, licensor, or licensee that has been contacted or targeted for contact by USP or Renown on or before the Closing Date (any such current or prospective customers, suppliers, licensors, licensees and Persons contacted or targeted for contact by USP or Renown being hereinafter “Targeted Customers”), or any other Person engaged in a business relationship with USP, Renown (or their successors), to terminate, curtail, or otherwise modify its relationship with USP, Renown (or their successors), or (B) interfere in any way with the relationship between USP, Renown (or their successors), and any of its Targeted Customers or any other Person engaged in a business relationship with USP, Renown (or their successors); provided that, nothing in this Section 5.06(a)(ii) shall be deemed or construed to prohibit Seller or any Affiliate of Seller from engaging in or soliciting sales of products of a business which is not a Competitive Business to Targeted Customers; or
               (iii) (A) cause, induce, or attempt to cause or induce any employee, agent, or independent contractor of USP, Renown (or their successors) to terminate such relationship; (B) in any way interfere with the relationship between USP, Renown (or their successors) and any of its employees, agents, or independent contractors; or (C) hire, retain, employ, or otherwise engage or attempt to hire, retain, employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee, agent, or independent contractor of USP, Renown (or their successors). Notwithstanding the foregoing, nothing in this Section 5.06(a)(iii) shall be deemed to prohibit the Seller from solicitation of prospective employees in a general purpose employment advertisement in a local or national newspaper, posting on the internet or such other general solicitation; provided that such solicitation is not directed specifically to any current employees of USP, Renown (or their successors).
          (b) From the date of this Agreement through the end of the five (5) year period beginning on the first day following of the Closing: (i) Parent, Seller and their respective Affiliates shall take any and all action as may be necessary to prevent their respective officers and directors from making any disparaging statement, either orally or in writing, regarding Purchaser, USP, Renown (or their successors), the business, products, or services thereof, or any of their respective directors, officers, employees, or agents; and (ii) Purchaser and each Affiliate of Purchaser, including, but not limited to, USP and Renown, shall take any and all action as may be necessary to prevent their respective officers and directors from making any disparaging statement, either orally or in writing, regarding Parent, Seller or any of their Affiliates, the business, products or services of Parent, Seller or any of their respective Affiliates or any of their respective directors, officers, employees or agents of Parent, Seller or any of their respective Affiliates. Notwithstanding the foregoing, the obligations of Purchaser and its Affiliates under Section 5.06(b)(ii) above shall not apply to the business, products, services, officers, directors, employees or agents of any Incidental Competitor which may be acquired by Seller pursuant to Section 5.06(e) hereof.
          (c) (i) The Seller acknowledges that: (A) a material breach of any of the covenants contained in this Section 5.06 would result in material irreparable injury to the Purchaser, USP and/or Renown and each of their respective successors for which there is no adequate remedy at law; (B) it may not be possible to measure damages for such injuries precisely; (C) the Purchaser will be entitled to obtain equitable relief, including, but not limited to, a temporary restraining order and/or a preliminary or permanent injunction restraining the Seller and its Affiliates from engaging in activities prohibited by this Section 5.06, and such other relief as may be required to specifically enforce any of the covenants in this Section 5.06; and (D) Seller waives the posting of a bond or undertaking as a condition to such relief.
               (ii) The Purchaser acknowledges that: (A) a material breach of any of the covenants of Purchaser contained in Section 5.06(b)(ii) would result in material irreparable injury to the Parent, the Seller and their respective Affiliates for which there is no adequate remedy at law; (B) it may not be possible to measure damages for such injuries precisely; (C) the Parent, the Seller and their respective Affiliates will be entitled to obtain equitable relief, including, but not limited to, a temporary restraining order and/or a preliminary or permanent injunction restraining the Purchaser and its Affiliates from engaging in activities prohibited by Section 5.06(b)(ii), and such other relief as may be required to specifically enforce any of the covenants of the Purchaser contained in Section 5.06(b)(ii); and (D) Purchaser waives the posting of a bond or undertaking as a condition to such relief.
          (d) Seller agrees that this Section 5.06, including the provisions relating to duration, geographical area, and scope, is reasonable and necessary to protect and preserve Purchaser’s, USP’s and Renown’s legitimate business interests and the value of the Shares and of USP and Renown, and to prevent an unfair advantage from being conferred on Seller and is thus integral to this Agreement. If any provision or portion of this Section 5.06 is found by a court of competent jurisdiction to be invalid or unenforceable, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable. No proceeds or other amount received or receivable under this Agreement by the Seller shall be for granting any restrictive covenant under this Agreement. The Seller and the Purchaser shall duly and timely make and file any elections (including any amended elections) that the Seller or the Purchaser (or an affiliate of the Purchaser) may request, in such form as the Seller or the Purchaser may request, as provided for under section 56.4 of the Canadian Income Tax Act, as it is proposed to be amended on the date of this Agreement, or as it may subsequently be amended, or under analogous provisions of any other income tax legislation.
          (e) Nothing in this Section 5.06 shall preclude or prohibit the Seller or any of its Affiliates from acquiring the stock (or other securities) or assets of any Person which derives less than four percent (4%) of its revenues from the conduct of a Competitive Business (any such business being hereinafter an “Incidental Competitor”); provided that, after any such acquisition, the Seller complies with the remaining provisions of this Section 5.06(e). Notwithstanding the rights of the Seller and its Affiliates to purchase an Incidental Competitor, in no event shall Seller and/or its Affiliates have the right, at any time during the five (5) year period beginning on the first day following the Closing Date, to purchase, by merger, acquisition of stock, acquisition of assets or otherwise, any Person identified in a list of such Persons to be agreed to by Seller and Purchaser on the Closing Date. In the event that the Seller or any of its Affiliates acquires an Incidental Competitor at any time during the five (5) year period beginning on the first day following the Closing Date, the Seller or any Affiliate of the Seller that acquires any such Incidental Competitor shall, promptly, but in no event later than thirty (30) days following the acquisition by Seller or any Affiliate of Seller, provide the Purchaser the exclusive right (subject to the execution by Purchaser and Seller or its Affiliate of a confidentiality and exclusivity agreement containing reasonable and customary terms and conditions for similar purposes (the

“Confidentiality Agreement”)), for a period of ninety (90) days following the execution of the Confidentiality Agreement, to perform a due diligence investigation of the business of the Incidental Competitor for the purpose determining whether or not the Purchaser has any interest in purchasing the Incidental Competitor from Seller or its Affiliate. In connection with the due diligence investigation which Purchaser may determine to undertake, Seller agrees to negotiate in good faith with Purchaser the terms and conditions for the Purchaser to acquire any such Incidental Competitor. In the event that Purchaser and Seller or its Affiliate are unable to agree upon terms for the purchase by Purchaser of the Incidental Competitor within ninety (90) days following the execution of the Confidentiality Agreement, Seller or its Affiliate shall not be prohibited from operating the business of such Incidental Competitor in the ordinary course or from engaging in discussions with any third party other than Purchaser for the sale of the business or assets of the Incidental Competitor. In addition to the exception from the prohibitions of Section 5.06(a)(i) set forth above in this Section 5.06(e), nothing in Section 5.06(a)(i) shall preclude or limit any Person, which, is not an Affiliate of the Seller (whether as of the Closing Date or any time thereafter) from engaging in a Competitive Business from and after the acquisition of the Seller, any Affiliate of Seller or any successor in interest to the Seller or any Affiliate of Seller, by merger, purchase of a majority of the stock or other controlling interest, purchase of substantially all of the assets or other transaction having the same or similar effect as any of the foregoing.
     5.07 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under Applicable Law, and to execute and deliver such documents and other papers, each as may be required to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements. In connection with the foregoing, Seller shall use commercially reasonable efforts to obtain an assignment from the inventor of U.S. Patent No. 7,134,636, issued November 14, 2006 and entitled “Post Support” (hereinafter the “Post Support Patent”) and shall use commercially reasonable efforts to obtain an assignment of U.S. Patent No. 5,217,317 (hereinafter the “Expired Patent”) from the inventor of the Expired Patent (the “Expired Patent Inventor”). In connection with the efforts of the Seller to obtain the assignment from the inventor of the Post Support Patent, the Purchaser agrees to cause USP to commence and prosecute legal proceedings against the inventor of the Post Support Patent, at the Seller’s sole cost and expense and with counsel selected by Seller and reasonably acceptable to Purchaser, to cause the inventor of the Post Support Patent to comply with his obligation to assign his rights to the Post Support Patent to USP as provided in under his employment agreement with USP. In connection with the efforts of the Seller to obtain assignments to the Expired Patents from the Expired Patent Inventors, the Seller’s obligation shall be to request, in writing, an assignment from the Expired Patent Inventors and Seller shall not be obligated to commence litigation against any of the Expired Patent Inventors or to pay any sum to obtain an assignment from any of the Expired Patent Inventors.
     5.08 Release of Indebtedness. Prior to or on the Closing Date, the Seller shall have (or shall have caused each of USP and Renown to have) fully discharged and paid any and all Indebtedness of USP, Renown or the Business, and at Closing the Seller shall deliver evidence of the foregoing reasonably satisfactory to the Purchaser.

     5.09 Legal Privileges. The Seller and the Purchaser acknowledge and agree that all attorney-client, solicitor-client, work product and other legal privileges that may exist with respect to USP or Renown shall, from and after the Closing Date, be deemed joint privileges of the Seller and the Purchaser. Both the Seller and the Purchaser shall use all commercially reasonable efforts after the Closing Date to preserve all privileges and neither the Seller nor the Purchaser shall knowingly waive any such privilege without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).
     5.10 Transition Services. Beginning on the Closing Date, the Seller shall furnish or cause to be furnished to USP and Renown, the transition services identified in Schedule 5.10 for the time period provided in Schedule 5.10 for the purpose of enabling the Purchaser to manage an orderly transition. The specific terms and conditions upon which such transition services shall be provided shall be set forth in a transition services agreement which shall be entered into by the Seller and the Purchaser at the Closing.
     5.11 Preservation of Records. Subject to Section 9.02 hereof (relating to the preservation of Tax records), the Seller and the Purchaser shall preserve and keep the records held by them relating to the business of USP and Renown for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Seller, Renown, USP or the Purchaser or any of their Affiliates or in order to enable the Seller or the Purchaser to comply with their respective obligations under this Agreement; provided, however, that a Person may dispose of any such records at any time during such period if such Person first provides sixty (60) days prior written notice to the other parties hereto of the intent to so dispose of such records and affords such other parties an opportunity, at their expense, to take possession and control of such records.
     5.12 Employee Benefits. (a) For a period of twelve (12) months from the Closing Date, the Purchaser shall cause Renown to offer and/or maintain employee compensation and benefit plans to Continuing Employees (as defined below) that are substantially comparable in the aggregate to the compensation and benefits (as provided by the Employee Plans, except for any option to invest in Parent stock) provided by Renown to Continuing Employees immediately prior to the Closing.
          (b) For a period of twelve (12) months from the Closing Date, the Purchaser shall cause USP to offer and/or maintain employee compensation and benefit plans to Continuing Employees (as defined below) that are substantially comparable in the aggregate to the compensation and benefits generally provided by Purchaser to its employees immediately prior to the Closing. Notwithstanding the foregoing, any continuing Employees who participate in nonqualified deferred compensation plans sponsored by Seller shall not be eligible to participate in nonqualified deferred compensation plans sponsored by Purchaser.
          (c) After the Closing Date, the Purchaser shall take such actions as are necessary to cause each of USP and Renown to grant to any individuals who were employees of USP and

Renown immediately prior to the Effective Time (“Continuing Employees”) credit for past service for purposes of initial eligibility to participate and vesting under any employee benefit plans established or maintained by the Purchaser, Renown and/or USP for Continuing Employees after the Closing Date, except to the extent that such credit would result in a duplication of benefits with respect to the same period of service.
          (d) After the Closing Date, the Purchaser shall cause each of USP and Renown to take such actions as are necessary to give Continuing Employees credit for their past service for purposes of determining the amounts of sick pay, holiday pay and vacation pay they are eligible to receive under any sick pay, holiday pay and vacation pay policies and programs established or maintained by the Purchaser, Renown and/or USP for Continuing Employees after the Closing Date.
          (e) With respect to each Continuing Employee who is an active participant in a group health plan (as defined in Section 5000(b) of the Code) (a “USP Health Plan”) immediately prior to the Effective Time, after the Effective Time, the Purchaser shall cause USP to take such actions as are necessary to ensure that the group health plan established or maintained by the Purchaser and/or USP after the Effective Time for Continuing Employees shall waive any preexisting condition restrictions and waiting period requirements to the extent that such preexisting condition restrictions and waiting period requirements were waived or satisfied under the applicable USP Health Plan in which such Continuing Employee participated immediately prior to the Effective Time: Purchaser shall not provide credit, for the plan year (of the group health plan established for the Continuing Employees) in which the Closing Date occurs (the “Current Year”), for any co payments or deductible payments made by the Continuing Employee and out of pocket expenditures incurred by the Continuing Employee under the applicable USP Health Plan for the Current Year.
          (f) With respect to former Employees of USP who are receiving COBRA coverage, such COBRA coverage shall continue to be maintained solely by Parent and/or Seller’s group health plan.
          (g) Prior to Closing, USP shall take all action necessary to terminate its participation as a Participating Affiliate in the Gibraltar 401(k) Plan. Upon Closing, Continuing Employees that are participants in the Gibraltar 401(k) Plan shall be treated as participants whose employment has terminated and shall have the right to distribution of their account balances in the Gibraltar 401(k) Plan. Although Continuing Employees shall have the option to rollover a distribution from the Gibraltar 401(k) Plan to the Purchaser’s 401(k) Plan, such rollover option shall not include the right to rollover Gibraltar stock held in the Gibraltar 401(k) Plan. Seller shall communicate such limitation to Continuing Employees when notifying participants who are Continuing Employees in the Gibraltar 401(k) Plan of distribution and rollover rights.
          (h) Nothing in this Section 5.12 or this Agreement shall require the Purchaser to continue to employ any Continuing Employee for any specific length of time.
     5.13 Schedules. Seller reserves the right to update the Schedules attached hereto between the date hereof and the Closing Date to reflect changes in the information contained in such Schedules attributable to facts, events, actions or occurrences first occurring on or after the date hereof; provided that, nothing herein shall be deemed to limit or otherwise impair the right of the Purchaser to recover for any breaches and/or to terminate this Agreement pursuant to Section 8.01(a) (ii) hereof if, in the reasonable determination of the Purchaser, the information disclosed in any update to the Schedules will have a Material Adverse Effect.
     5.14 Intercompany Accounts and Contracts. Net Intercompany Accounts will be paid or forgiven immediately prior to the Closing Date. All Contracts between Seller or its Affiliates (other than USP or Renown), on the one hand, and either USP or Renown, on the other hand, shall be terminated immediately prior to the Closing Date with no further Liability to USP or Renown.
     5.15 Exclusive Dealing. Until the Closing Date or until this Agreement shall have been terminated pursuant to Article 8, Seller shall not (and shall cause each of USP and Renown to refrain from), directly or indirectly, solicit, initiate, encourage, or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any inquiries or proposals from any Person (other than Purchaser) relating to any business combination transaction involving Seller, USP or Renown, however structured, including the sale of the business or assets (other than in the Ordinary Course of Business) of USP or Renown, or the Shares, or any merger, consolidation, or similar transaction or arrangement. Seller shall notify Purchaser of any such inquiry or proposal within 24 hours of receipt thereof by any Seller, USP or Renown.
     5.16 Business Relationships. For a period of three (3) years following the Closing Date, Seller shall refer to Purchaser, USP or Renown all inquiries and communications received by Seller relating to the Business after the Closing.
ARTICLE 6.
CONDITIONS TO CLOSING
     6.01 Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or written waiver by the Seller (in its sole discretion), at or prior to the Closing, of each of the following conditions:
          (a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Effective Time, all other representations and warranties of the Purchaser shall be true and correct in all material respects as of the date hereof and as of the Closing Date, the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with and the Seller shall have received a certificate from the Purchaser to such effect signed by a duly authorized officer thereof;
          (b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against the Seller, Renown, USP or the Purchaser, seeking to restrain or materially alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Seller, is likely to render it impossible or unlawful to consummate such transactions or which would reasonably be expected to have a Material Adverse Effect;
          (c) Ancillary Agreements. At or prior to the Closing, the Purchaser shall have delivered each of the Ancillary Agreements, duly executed by each party thereto (other than the Seller, Renown and USP) in a form satisfactory to the Seller;
          (d) Consents and Approvals. The Seller shall have received: (i) from the Purchaser, each in form and substance satisfactory to the Seller in its sole and absolute discretion, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents which the Seller in reasonable and good faith belief deems necessary or desirable for the consummation of the transactions contemplated by this Agreement (unless the Seller, in its sole discretion, have waived the obligation of the Purchaser to provide any such authorizations, consents, orders, approvals or estoppel certificates); and (ii) Seller shall have received all necessary consents, each in form and substance satisfactory to the Seller in its sole and absolute discretion, from its institutional lender in accordance with the terms and conditions of that certain Third Amended and Restated Credit Agreement by and among Gibraltar Industries, Inc. and Seller, KeyBank National Association as Administrative Agent and Lead Arranger and the Lenders named therein dated as of July 24, 2009, as amended; and
          (e) Opinion. Opinions of counsel to Purchaser, dated the Closing Date, in a form reasonably acceptable to Seller.
     6.02 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or written waiver by the Purchaser (in its sole discretion), at or prior to the Closing, of each of the following conditions:
          (a) Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement which are qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Effective Time, all other representations and warranties of the Seller shall be true and correct in all material respects as of the date hereof and as of the Effective Time, the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with and the Purchaser shall have received a certificate from Seller to such effect;
          (b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or against the Seller, Renown, USP or the Purchaser which seeks to restrain or materially alter the transactions contemplated hereby which the Purchaser believes, in its reasonable good faith determination, is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement or the Ancillary Agreements, or which would reasonably be expected to have a Material Adverse Effect;

          (c) Consents and Approvals. The Seller shall have obtained, each in form and substance reasonably satisfactory to the Purchaser in its sole and absolute discretion, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents which the Purchaser in reasonable and good faith belief deems necessary or desirable for the consummation of the transactions contemplated by this Agreement or by the Ancillary Agreements;
          (d) Organizational Documents. The Purchaser shall have received a copy of: (i) the Organizational Documents of each of USP and Renown, as amended, certified by the Secretary of each such Person and accompanied by a certificate of the Secretary of each such Person, dated as of the Closing Date, stating that no amendments have been made to such Organizational Documents since such date; (ii) the By-laws of each of USP and Renown, certified by the Secretary of each such Person; and (iii) Good Standing Certificates for USP from the Secretary of State of the State of Minnesota and a Good Standing Certificate for Renown from the Province of Ontario;
          (e) Ancillary Agreements. At or prior to the Closing, the Seller shall have delivered each of the Ancillary Agreements, duly executed by each party thereto (other than the Purchaser or its Affiliates), in substantially the forms attached hereto;
          (f) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Business; and
          (g) Opinion. Opinions of counsel to Parent, Seller, USP and Renown, dated the Closing Date, in a form reasonably acceptable to Purchaser.
ARTICLE 7.
INDEMNIFICATION
     7.01 Survival; Remedies for Breach. (a) Each and every representation and warranty made by the Seller, USP, Renown and the Purchaser in this Agreement or in any Exhibit, Schedule, instrument of transfer or other document delivered pursuant hereto or in connection herewith shall survive the Closing (even if the Party for whose benefit the representation and warranties were made knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) for a period of five hundred forty (540) days beginning on the first day following the Closing, except that: (i) the representations and warranties of the Seller contained in Section 3.18 shall survive until sixty (60) days after the end of the statute of limitations applicable to the Taxes which are the subject of such representations and warranties, having regard, without limitation, to any entitlement of a Governmental Authority to assess or reassess Renown or USP without limitation in the event of fraud or misrepresentation attributable to neglect, carelessness or willful default, and any waiver given by Renown or USP in respect of such Taxes; (ii) representations and warranties of the Seller contained in Sections 3.05(b) and 3.06 and of Purchaser contained in Sections 4.02(b) and (c) and Section 4.03 shall survive for a period of three (3) years following the Closing Date; (iii) the representations and warranties of the Seller contained in Section 3.19 shall survive for a period of four (4) years beginning on the first day following the Closing; and (iv) the Specified Representations shall survive the Closing without limitation as to time. Each and every covenant and agreement of a party set forth herein shall survive the Closing without limitation as to time. Except as otherwise provided in Section 7.01(b), following the expiration of the period during which the representations and warranties survive the Closing as set forth in the preceding sentence (such period being hereinafter the “Survival Period”), the representations and warranties shall be of no further force or effect.
          (b) Any representation or warranty that would otherwise terminate at the expiration of the Survival Period with respect thereto shall survive if the written notice referred to in Section 7.02(b) or Section 7.03(b), as the case may be, of the breach or inaccuracy thereof shall have been given to the party against whom indemnification may be sought on or prior to the expiration of the applicable Survival Period; provided that such survival shall only apply to the portion of any such representation or warranty with respect to which such breach or inaccuracy has occurred.
          (c) After the Closing, and except in the case of fraud or intentional misconduct or omission, the indemnities set forth in this Article 7 shall be the exclusive remedies of the Seller and the Purchaser for the breach of any covenant, agreement, representation or warranty in this Agreement by the Seller or by the Purchaser, as the case may be, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties waive, except the Seller and the Purchaser shall have the right to seek equitable relief for any breach of a covenant, including injunctive relief or specific performance.
     7.02 Indemnification of the Purchaser. (a) Subject to the provisions of this Section 7.02 and the other Sections of this Article 7, the Purchaser and each of its Affiliates, officers, directors, employees, agents, successors and assigns and, after the Effective Time, Purchaser, USP, Renown and each of their respective Affiliates, officers, directors, employees, agents, successors and assigns (each hereinafter a “Purchaser Indemnified Party”) shall be indemnified by the Seller from and against the amount of any and all Losses incurred or sustained by or imposed upon any of them with respect to or by reason of:
               (i) any failure, breach or inaccuracy of any representations or warranties made by the Seller under this Agreement or contained in any certificate, document or instrument delivered by the Seller hereunder;
               (ii) any breach, default or lack of performance on the part of the Seller of any of its covenants or agreements under this Agreement or the Ancillary Agreements;
               (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with any Seller, USP or Renown (or any Person acting on their behalf) in connection with the transactions contemplated herein;

               (iv) (A) any Taxes, costs, expenses and liabilities including reasonable legal fees, on a full indemnity basis (without reduction for tariff rates or similar reductions) which may be suffered or incurred by any of the Purchaser Indemnified Parties as a result of, or arising out of or in connection with or related in any manner whatever to any Taxes required to be paid by USP or Renown relating to any period ending on or before the Effective Time or the portion of any Taxes for any taxation year or period ending after the Effective Time that is attributable to the portion of such year or period ending on the Effective Time, except to the extent that such Taxes were specifically accrued as a liability on the Closing Balance Sheet and (B) any liability of USP or Renown for Taxes of any of other Person (including Seller and its Affiliates) relating to any period ending on or before the Effective Time, as a transferee or successor, by Contract or otherwise;
               (v) any Liability of USP or Renown with respect to products shipped by either of them prior to the Effective Time; provided that the event giving rise to the Liability occurred prior to Effective Time but expressly excluding from the events giving rise to Liability (for the purpose of determining whether the Seller has an obligation to indemnify the Purchaser Indemnified Parties hereunder), the events of design, manufacture and sale or shipment of USP or Renown products;
               (vi) any Liabilities arising under the terms of the group medical, group dental and group vision plans maintained by Parent for employees of USP to the extent that any such Liabilities are attributable to services performed for employees of USP on or prior to the Closing Date and to the extent that any such Liabilities are attributable to services performed for employees of Seller or any Affiliate of Seller other than USP at any time;
               (vii) any Liabilities arising under any of the Employee Plans which are sponsored or maintained by Seller or Parent other than the group medical, group dental and group vision plans maintained by Parent and for which no Liability is accrued on either the USP Closing Balance Sheet or the Renown Closing Balance Sheet;
               (viii) any Liabilities of USP arising under or in connection with any Environmental Laws with respect to the facility leased by USP and located at 9030 Bridgeport Place, Rancho Cucamonga, California;
               (ix) any Liabilities of USP arising on or prior to the Effective Time under or in connection with any Environmental Laws with respect to the Houston Warehouse;
               (x) any Losses arising from any claim that USP does not own or have the right to use or enforce the Post Support Patent against third parties;
               (xi) any Liabilities of USP arising in connection with the litigation matters described in Schedule 7.02(a)(xi) (it being acknowledged and agreed by Seller and Purchaser that the Liabilities of USP arising in connection with the matters described in Schedule 7.02(a)(xi) are Third Party Claims for which Seller shall be deemed to have provided timely notice to Purchaser (as contemplated by Section 7.06(b)) that Seller intends to defend against such Third Party Claims);

               (xii) any Liabilities of USP arising after the Effective Time in connection with the workers compensation claims identified in Schedule 7.02(a)(xii), but only to the extent that the aggregate amount paid by USP after the Effective Time with respect to any such workers compensation claim exceeds the aggregate amount of the outstanding reserve for such workers compensation claim as reflected in Schedule 7.02(a)(xii) (it being acknowledged and agreed by Seller and Purchaser that the Liabilities of USP arising in connection with the matters described in Schedule 7.02(a)(xii) are Third Party Claims for which Seller shall be deemed to have provided timely notice to Purchaser (as contemplated by Section 7.06(b)) that Seller intends to defend against such Third Party Claims); and
               (xiii) any Losses incurred by any Purchaser Indemnified Party arising from any violations of any Environmental Laws which are attributable to the matters disclosed in Schedule 3.19(b) (such matters being the “Disclosed Environmental Matters”), but only to the extent that: (A) the Purchaser Indemnified Parties provide written notice to the Seller of any claim for indemnification under this Section 7.02(a)(xiii) containing a reasonably detailed description of the Losses incurred by the Purchaser Indemnified Parties and the basis for such Losses no later than the end of the four (4) year period beginning on the first day following the Closing Date; (B) the aggregate amount of the Losses incurred by the Purchaser Indemnified Parties with respect to the Disclosed Environmental Matters exceeds Three Hundred Thousand Dollars ($300,000.00); and (C) the aggregate amount of the Losses incurred by the Purchaser Indemnified Parties with respect to the Disclosed Environmental Matters, when aggregated with all other Losses incurred by the Purchaser Indemnified Parties arising as a result of indemnification claims under Section 7.02(a)(i) hereof do not exceed Six Million Dollars ($6,000,000.00).
          (b) Notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnified Parties shall not be entitled to indemnification under Section 7.02(a) :
               (i) In connection with any claim for indemnification under Section 7.02(a)(i), with respect to which, but only to the extent that, a Purchaser Indemnified Party has an enforceable right of indemnification or right of set off against any third party (contractual or otherwise) (a “Recovery Claim”); provided, however, (A) if a Purchaser Indemnified Party elects to pursue such Recovery Claim, then the survival periods contained in Section 7.01(a) shall be tolled until the Purchaser has used commercially reasonable efforts to recover any amounts that may otherwise be payable by Seller hereunder; provided that, in no event shall the Purchaser be required to commence legal proceedings to collect upon any such Recovery Claim and (B) Seller shall pay to the Purchaser Indemnified Parties all amounts expended by a Purchaser Indemnified Party in pursuing the Recover Claim; or
               (ii) With respect to any claim for indemnification under Section 7.02(a)(i) hereof, unless the Purchaser Indemnified Party has provided the Seller with written notice of such claim setting forth in reasonable detail the facts and circumstances pertaining thereto as soon as practicable following discovery of such claim, but only to the extent that, as a result of any such failure to provide notice, the Seller can demonstrate, by clear and convincing evidence, that its ability to defend against any Third Party Claim or mitigate the cost to the Seller of indemnifying the Purchaser Indemnified party has been materially adversely affected and, in any event, prior to the expiration of the applicable Survival Period.
     7.03 Indemnification of the Seller. (a) Subject to the provisions of this Section 7.03 and the other Sections of this Article 7, the Purchaser agrees to indemnify, defend and hold the Seller, and its Affiliates, officers, directors, employees, agents, successors and assigns, (each a “Seller Indemnified Party”), harmless from and against any and all Losses incurred or sustained by or imposed upon any of the Seller Indemnified Parties with respect to or by reason of:
               (i) any failure, breach or inaccuracy by the Purchaser of any representations or warranties made by the Purchaser under this Agreement or the Ancillary Agreements or contained in any certificate, document or instrument delivered by the Purchaser hereunder; and
               (ii) any breach, default or lack of performance on the part of the Purchaser of any of its covenants or agreements under this Agreement or the Ancillary Agreements.
          (b) Notwithstanding anything to the contrary in this Agreement, the Seller Indemnified Parties shall not be entitled to indemnification with respect to a claim for indemnification under Section 7.03(a)(i) hereof, unless the Seller has given the Purchaser written notice of such claim, setting forth in reasonable detail the facts and circumstances pertaining thereto as soon as practicable following the discovery of such claim by the Seller Indemnified parties, but only to the extent that, as a result of any such failure to provide notice, the Purchaser can demonstrate that its ability to defend against any Third Party Claim or mitigate the cost to the Purchaser of indemnifying such Seller Indemnified Party has been materially adversely affected; or
          (c) With respect to claims for indemnification under Section 7.03(a)(i) hereof, unless the Seller Indemnified Parties have provided the Purchaser written notice of such claim and in all events prior to the expiration of the Survival Period.
          7.04 Procedures for Indemnification. (a) If any Purchaser Indemnified Party or any Seller Indemnified Party (hereinafter an “Indemnified Party”) shall claim to have suffered a Loss (other than with respect to any claim asserted, demand or other Action by any Person who is not a party to this Agreement (hereinafter a “Third-Party Claim”)) for which indemnification is available under Section 7.02 or 7.03, as the case may be, the Indemnified Party shall notify the party required to provide indemnification (hereinafter an “Indemnifying Party”) in writing of such claim: (i) with respect to claims arising under Section 7.02(a)(i) or Section 7.03(a)(i), within the time periods provided in Section 7.02(b)(ii) or Section 7.03(b), as the case may be; (ii) with respect to a claim under Sections 7.02(a) (ii)-(xii) or 7.03(a)(ii) at any time after the Closing Date (except that the obligation of Seller to indemnify the Purchaser Indemnified Parties with respect to claims under Section 7.02(a)(v) shall expire at the end of the three (3) year period beginning on the first day following the Closing Date with respect to any claims arising under Section 7.02(a)(v) for which written notice has not been delivered by the Purchaser Indemnified

Parties to Seller prior to the end of the three year period beginning on the first day following the Closing Date); and (iii) with respect to a claim under Section 7.02(a)(xiii), at any time prior to the expiration of the four (4) year period beginning on the first day following the Closing Date. The written notice to be deilvered shall describe the nature of such claim, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such claim reasonably estimated by the Indemnified Party). In the event that within thirty (30) days after the receipt by the Indemnifying Party of such a written notice from the Indemnified Party, the Indemnified Party shall not have received from the Indemnifying Party a written objection to such claim, such claim shall be conclusively presumed and considered to have been assented to and approved by the Indemnifying Party following receipt by the Indemnifying Party of a written notice from the Indemnified Party to such effect.
          (b) If within the thirty (30) day period described in Section 7.04(a) above, the Indemnified Party shall have received from the Indemnifying Party a written notice setting forth the Indemnifying Party’s objections to such claim and the Indemnifying Party’s reasons for such objection, then the parties shall negotiate in good faith for a period of ten (10) Business Days from the date the Indemnified Party receives such objection. After such ten (10) Business Day period (or such longer period as they may agree in writing), if the parties still cannot agree on the claim, the Indemnified Party may, at any time thereafter, until the expiration of the applicable statute of limitations with respect to its claim for indemnification, commence legal proceedings against the Indemnifying Party to enforce its rights to indemnification from and against any Losses described in the written notice described in Section 7.04(a) above.
     7.05 Additional Limits on Rights to Indemnification. (a) Notwithstanding anything to the contrary in this Agreement, except as provided in Section 7.05(b) , an Indemnified Party shall not be entitled to indemnification:
               (i) for any Losses under Section 7.02(a)(i) or Section 7.03(a)(i), as the case may be, as to which the Indemnified Parties otherwise may be entitled to indemnification hereunder (without giving effect to this clause (i)), until such indemnifiable Losses exceed $400,000 (the “Basket Amount”), provided that, after the aggregate amount of all indemnifiable Losses exceeds the Basket Amount the Indemnifying Party shall be obligated to indemnify the Indemnified Party only to the extent that the aggregate amount of all such Losses exceeds the Basket Amount; and
               (ii) for any Losses under Section 7.02(a)(i) or Section 7.03(a)(i), as the case may be, as to which the Indemnified Parties otherwise may be entitled to indemnification hereunder to the extent that the aggregate amount of such Losses exceeds an amount equal to Six Million Dollars ($6,000,000).
          (b) Notwithstanding the provisions of Section 7.05(a) , the Purchaser Indemnified Parties shall be entitled to be indemnified by the Seller for Losses without reference to or the application of the limitations in Section 7.05(a) if and to the extent that such Losses are attributable to a breach or inaccuracy of the Specified Representations or any of the representations and warranties of the Seller, Renown and USP contained in Section 3.18 hereof.

In addition, notwithstanding the provisions of Section 7.05(a), the Losses which the Purchaser Indemnified Parties shall be entitled to be indemnified by the Seller from and against arising from a breach of the representations and warranties of Sections 3.05(b) and 3.06 shall not be subject to the limitation contained in Section 7.05(a)(i) relating to losses which do not exceed the Basket Amount but shall be subject to the limitation contained in Section 7.05(a)(ii) relating to Losses which exceed the Cap. For the avoidance of doubt, the limitations contained in Section 7.05(a) shall not apply to claims made pursuant to Sections 7.02(a)(ii) through and including 7.02(a)(xii) or to claims made pursuant to Section 7.03(a)(ii).
          (c) An Indemnified Party shall not be entitled to double recovery for any Losses. Without limitation of the foregoing, an Indemnified Party shall not be entitled to indemnification for Losses (and the amount of any such Losses shall not be includable in determining whether the aggregate amount of the Losses exceeds the Basket Amount) if and to the extent that the amount of any Losses from any matter have been taken into account in the determination of the Closing Net Working Capital.
          (d) Solely with respect to indemnification claims arising under Section 7.02(a)(i) or Section 7.03(a)(i)Any payment made by an Indemnifying Party to an Indemnified Party shall be net of any insurance proceeds to which the Indemnified Party is entitled as a result of any such claim. Notwithstanding the foregoing, an Indemnified Party shall not be obligated to commence litigation against any insurance company to collect any insurance proceeds with respect to a claim for which indemnification is available to the Indemnified Party and, in the event that the Indemnified Party commences litigation to collect insurance proceeds from any such insurance company, the time for making a claim for indemnification with respect to the matter for which the Indemnified Party has commenced litigation against an insurance company shall be extended by a period equal to the period beginning on the date the Indemnified party commences litigation against an insurance company to collect upon any claim for which indemnification would otherwise be available under this Article 7 and ending on the date the litigation is finally determined, including the exhaustion of all appeals.
     7.06 Procedures for Third-Party Claims. (a) Any Indemnified Party seeking indemnification pursuant to this Article 7 in respect of any Third-Party Claim shall give the Indemnifying Party from whom indemnification with respect to such claim is sought: (i) prompt written notice of such Third Party Claim (but in no event more than ten (10) days after the Indemnified Party receives written demand of any Third Party Claim which is filed with any Governmental Authority for which there is a limited time period in which to respond); and (ii) copies of all documents and information relating to any such Third-Party Claim within ten (10) days of their being obtained by the Indemnified Party; provided, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party from any liability to the Indemnified Party for any liability hereunder except to the extent that such failure shall have prejudiced the defense of such Third-Party Claim.
          (b) The Indemnifying Party shall have thirty (30) days (or such lesser time as may be necessary to comply with statutory response requirements for litigation claims that are included in any Third-Party Claim) from receipt of the notice contemplated in Section 7.06(a) to notify the Indemnified Party whether or not the Indemnifying Party will, at its sole cost and expense, defend the Indemnified Party against such claim. If the Indemnifying Party timely gives notice that it intends to defend the Third-Party Claim, it shall have the right, except as hereafter provided, to defend against, negotiate, settle or otherwise deal with the Third-Party Claim and to be represented by counsel of its own choice, and the Indemnified Party will not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, so long as the Indemnifying Party is contesting or defending the same with reasonable diligence and in good faith; provided, that the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense; provided further, that the Indemnifying Party may not enter into a settlement of any such Third-Party Claim without the consent of the Indemnified Party, which consent shall be not unreasonably withheld, unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified by the Indemnifying Party or involves other matters not binding upon the Indemnified Party; and provided further that, in the event the Indemnifying Party does not agree in writing to accept the defense of, and assume all responsibility for, such Third-Party Claim as provided above in this Section 7.06(b) , then the Indemnified Party shall have the right to defend against, negotiate, settle or otherwise deal with the Third-Party Claim in such manner as the Indemnified Party deems appropriate, in its sole discretion, and the Indemnified Party shall be entitled to indemnification therefor from the Indemnifying Party to the extent provided under this Article 7. Notwithstanding the foregoing, In the event that an Indemnified Party makes a claim for indemnification from the Indemnifying Party against any Taxes and the Indemnified Party has provided the Indemnifying Party timely notice of the claim (and, in the case of a claim involving a Tax arising in connection with a Tax audit, has given timely notice of the audit to the Indemnifying Party as required by Section 9.03 hereof), the right of the Indemnifying Party to defend against, negotiate, settle or otherwise deal with the claim relating to Taxes and be represented by counsel of its own choice shall be be conditioned upon the Indemnifying Party first unconditionally acknowledging to the Indemnified Party that the Indemnifying Party is required, to pay any contested Taxes when required by Applicable law (including, for greater certainty, any Taxes required to be paid pending the final determination of the amount of such contested Taxes. Notwithstanding the foregoing, if in the reasonable opinion of the Indemnified Party such Third-Party Claim, or the litigation or resolution of such Third-Party Claim, involves an issue or matter that could have a Material Adverse Effect on the Indemnified Party, including the administration of Tax Returns of the Indemnified Party or a dispute with a significant supplier or customer of the Indemnified Party, or there is a conflict of interest in the defense of such action between the Indemnified Party and the Indemnifying Party, the Indemnified Party shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligations of the Indemnifying Party. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense or settlement of such claim at its sole cost and expense.

ARTICLE 8.
TERMINATION AND WAIVER
     8.01 Termination. This Agreement may be terminated at any time prior to the Closing Date (the “Termination Date”):
          (a) by the Purchaser, effective upon written notice to the Seller, if, between the date hereof and the time scheduled for the Closing: (i) an event or condition occurs that has resulted in a Material Adverse Effect with respect to the Business; (ii) any supplement to the Schedules delivered by Seller to Purchaser in accordance with Section 5.13 discloses any facts or other information which, in the reasonable good faith judgment of the Purchaser, would have a Material Adverse Effect; or (iii) the Seller shall have breached, in any material respects, any covenant or obligation hereunder and such breach shall have not been cured by the Seller within fifteen (15) days following the Seller’s receipt of written notice of such breach from the Purchaser;
          (b) by the Seller, effective upon written notice to the Purchaser, if, between the date hereof and the time scheduled for the Closing the Purchaser shall have breached any material covenant or obligation hereunder and such breach shall have not been cured by the Purchaser within fifteen (15) days following the Purchaser’s receipt of written notice of such breach from the Seller;
          (c) by the Seller or the Purchaser, effective upon written notice, if the Closing shall not have occurred by March 31, 2011; provided, however, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
          (d) by either the Purchaser or the Seller, effective upon written notice, in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
          (e) by the mutual written consent of the Seller and the Purchaser.
     8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto arising under or out of this Agreement except: (a) as expressly provided in this Article 8, (b) as set forth in Section 10.01, and (c) that nothing herein shall relieve either party from liability for any breach of this Agreement.
     8.03 Waiver. Any extension or waiver of the requirements hereunder shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
ARTICLE 9.
TAXES
     9.01 Preparation of Tax Returns; Payment of Taxes. (a) The Seller will prepare and file the Federal and foreign income Tax Returns of USP or Renown, as applicable, for the taxable periods of USP or Renown ending (or the portion of any taxable period ending) on the Effective Time. The Seller shall pay any and all Taxes due with respect to the Tax Returns referred to in this Section 9.01(a). The Seller also shall cause each of USP and Renown to file all other Tax Returns of USP and Renown required to be filed (taking into account any extensions) prior to or on the Effective Time and shall cause USP and Renown to pay any and all Taxes due with respect to such Tax Returns. All Tax Returns described in this Section 9.01 shall be prepared in a manner consistent with prior practice. The Seller shall, prior to the filing of any Tax Returns required to be filed after the Effective Time, permit the Purchaser a fifteen day period to review and comment upon all such Tax Returns. The Seller and the Purchaser shall attempt in good faith mutually to resolve any disagreements regarding such Tax Returns prior to the due date for filing thereof.
          (b) Following the Closing, the Purchaser shall be responsible for preparing or causing to be prepared all Tax Returns required to be filed by USP or Renown for all taxable periods ending after the Effective Time. The Purchaser shall file or cause to be filed all such Tax Returns and shall pay the Taxes shown due thereon.
          (c) For U.S. Federal income tax purposes, the taxable year of USP shall end at 11:59 p.m., Central Time, on the Closing Date. Neither the Seller nor the Purchaser shall take any position inconsistent with the preceding sentence on any Tax Return.
          (d) In connection with the establishment by the parties of the Effective Time of the Closing for Renown as 11:59 p.m. Eastern Time on the Closing Date, the Seller shall, in connection with its final Tax return for Renown, make an election under subsection 256(9) of the Canadian Income Tax Act for the sole purpose of establishing that the Effective Time of the Closing for Renown is 11:59 p.m. Eastern Time on the Closing Date.
          (e) Purchaser and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Purchaser and Seller further agree, upon request, to provide the other party with all information, to the extent available, that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.
     9.02 Cooperation with Respect to Tax Returns. The Purchaser and the Seller shall furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to USP or Renown as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. The Purchaser, Renown or USP shall retain possession of, and shall provide the Seller reasonable access to (including the right to make copies of), such supporting books and records and any other materials that the Seller may specify with respect to Tax matters relating to any taxable period ending on the Effective Time, until the relevant statute of limitations has expired. After such time, the Purchaser may dispose of such material, provided that, prior to such disposition, the Purchaser shall give the Seller a reasonable opportunity to take possession of such materials.
     9.03 Tax Audits. (a) In the event that the Purchaser, Renown or USP receives notice from any Tax Authority of any audit of any Tax Return or Taxes of USP or Renown for any taxable period on or prior to the Effective Time, the Purchaser shall promptly provide written notice to the Seller of the date on which such audit is to begin, but in no event later than thirty (30) days following the receipt by the Purchaser, Renown or USP of any such notice. In the event that the Seller receives notice from any Tax Authority of any audit of any Tax Return or Taxes of Renown or USP, the Seller shall promptly provide written notice to the Purchaser of the date on which such audit is to begin, but in no event later than thirty (30) days following the receipt by the Seller of any such notice.
          (b) After the Closing Date, the Purchaser and the Seller shall have the right to participate in any Tax audit or administrative or court proceeding relating to any tax period that may have the effect of increasing the Purchaser’s or Seller’s Tax liability for any tax period and neither the Purchaser nor Seller shall settle or compromise any such proceeding without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. In connection with any such proceeding, the Seller shall bear its own costs and expenses and the Purchaser, Renown and USP shall bear their own costs and expenses.
          (c) If any Tax Authority notifies the Purchaser, Renown or USP that it is asserting any claim, making any assessment or otherwise disputing or affecting any Tax for which the Seller is responsible hereunder, the Purchaser shall, promptly upon receipt by the Purchaser, Renown or USP of notice thereof, inform the Seller thereof. If any Tax Authority notifies Seller that it is asserting any claim, making any assessment or otherwise disputing or affecting any Tax for which the Purchaser, Renown or USP is responsible hereunder, Seller shall, promptly following receipt of such notice, inform the Purchaser thereof.
     9.04 Refund Claims. The Purchaser, Renown and USP shall, upon written request of the Seller and at Seller’s sole cost and expense, file a claim for a refund with the appropriate Tax Authority for any taxable period ending on or before the Effective Time, provided such claim would not be prejudicial to the Purchaser, Renown or USP, as determined by the Purchaser in its sole discretion. The Seller will provide the Purchaser, Renown or USP with such information as may reasonably be necessary to enable the Purchaser, Renown or USP to file a claim for a refund of such Taxes. To the extent any determination of Tax liability of Renown or USP, whether as the result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, results in any refund of Taxes paid which are attributable to any Tax period ending prior to or on the Effective Time, any such refund shall belong to the Seller, but only to the extent that such Taxes were paid by the Seller, Renown or USP prior to the Effective Time or were included as a Current Liability in the calculation of Closing Net Working Capital, and provided further that such refund was not included as a Current Asset in calculation Closing Net Working Capital. Any payments made under this Section 9.04 shall be net of any Taxes payable with respect to such refund, credit or interest thereon (taking into account any actual reduction in Tax liability realized upon the payment pursuant to this Section 9.04).
     9.05 Disputes. Any dispute as to any matter covered by this Article 9 shall be resolved by the Independent Accounting Firm and the fees and expenses of such accounting firm shall be borne equally by the Seller, on the one hand, and the Purchaser, on the other hand.
ARTICLE 10.
GENERAL PROVISIONS
     10.01 Expenses. Each of the Seller and the Purchaser shall bear their own expenses incurred in connection with the negotiation and execution of this Agreement, and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby; provided, however, that the Seller shall be responsible for payment of all sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement. For the purposes of clarity, Seller shall not cause USP or Renown to bear any of the Transaction Expenses.
     10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly delivered, given, made and received): (a) if delivered in person, when delivered; (b) if delivered by facsimile, upon written confirmation of transmission; (c) if by overnight courier, one (1) Business Day following the day on which such notice is sent; (d) if by U.S. mail, five (5) days after being mailed, certified or registered mail, with postage prepaid to the respective parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified in a notice given in accordance with this Section 10.02):
(a) If to the Seller to:
Gibraltar Steel Corporation of New York
3556 Lake Shore Road
Buffalo, New York 14219
Attn: Kenneth W. Smith
Facsimile Number: (716) 826-1589
with a copy to:

Lippes Mathias Wexler Friedman LLP
665 Main Street
Suite 300
Buffalo, New York 14203
Attn: Paul J. Schulz, Esq.
Facsimile No: (716) 853-5199
b) If to the Purchaser:
MiTek Industries, Inc.
c/o MiTek, Inc.
14515 North Outer Forty
Suite 300
Chesterfield, MO 63017
Attn: Joseph C. Carr, Jr.
Facsimile No.: (314) 434-6826
with a copy to:
Armstrong Teasdale LLP
7700 Forsyth Blvd., Suite 1800
St. Louis, Missouri 63105
Attn: Amit B. Shah, Esq.
Facsimile No.: (314) 612-2349
     10.03 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
     10.05 Entire Agreement. This Agreement, together with all Exhibits to this Agreement, the Schedules to this Agreement, any certificates delivered by the parties in connection with the closing of the transactions contemplated hereby and the agreement between the parties contemplated by Section 5.06(e), constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller or its Affiliates and the Purchaser or its Affiliates with respect to the subject matter hereof, including that certain letter between Gibraltar Industries, Inc.

and MiTek, Inc. dated December 17, 2010. The confidentiality agreements between Parent and MiTek, Inc. dated December 7, 2010 and December 21, 2010 shall expire at the Effective Time.
     10.06 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller or the Purchaser; provided, however, that upon prior written notice to the Seller, the Purchaser may (a) assign this Agreement and its rights and obligations hereunder (provided that the Purchaser shall not be relieved of its obligations hereunder in connection with any such assignment), in whole or in part, to one or more of its Affiliate; or (b) assign any portion of its rights hereunder as collateral to any financing source. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (by merger, consolidation, sale or otherwise) and permitted assigns.
     10.07 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     10.08 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed the Seller and the Purchaser or (b) by a waiver in accordance with Section 8.03.
     10.09 Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of New York (without giving effect to any choice or conflict of laws provisions thereof).
     10.10 Consent To Jurisdiction. In the event of any controversy or claim arising out of or relating to this Agreement or the breach or alleged breach hereof, each of the parties hereto irrevocably (a) submits to the jurisdiction of any (i) New York State Supreme Court sitting in the County of Erie or the U.S. District Court for the Western District of New York and (ii) any Missouri state court sitting in St. Louis County, Missouri or the U.S. District Court for the Eastern District of Missouri, (b) waives any objection which it may have at any time to the laying of venue of any action or proceeding brought in any such court, (c) waives any claim that such action or proceeding has been brought in an inconvenient forum or that there is a more convenient forum for such action or proceeding, and (d) agrees that service of process or of any other papers upon such party by registered mail at the address to which notices are required to be sent to such party under Section 10.02 shall be deemed good, proper and effective service upon such party.
     10.11 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 10.11.
     10.12 Public Announcements. Prior to the Closing Date, none of the Seller, Renown, USP or the Purchaser shall issue any press release or public announcement concerning this

Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser or the Seller, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange, provided that, to the extent required by applicable Law, the party intending to make such release shall use its best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.
     10.13 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. For the convenience of the parties, any number of counterparts hereof may be executed, each such executed counterpart shall be deemed an original and all such counterparts together shall constitute one and the same instrument. Facsimile transmission (including the e-mail delivery of documents in Adobe PDF format) of any signed original counterpart and/or retransmission of any signed facsimile transmission shall be deemed the same as the delivery of an original.
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[Signature Page to Stock Purchase Agreement]
          IN WITNESS WHEREOF, each of the parties hereto has executed, or has caused to be executed by its duly authorized representative, this Agreement as of the date first written above.

GIBRALTAR STEEL CORPORATION OF NEW YORK
By:
Name:
Title:

MITEK INDUSTRIES, INC.
By:
Name:
Title:

MITEK CANADA, INC.
By:
Name:
Title:

Execution Version
STOCK PURCHASE AGREEMENT
SCHEDULES
These schedules (each a “Schedule” and collectively, the “Schedules”) are made and given pursuant to the Stock Purchase Agreement (the “Agreement”) dated as of March 10, 2011, by and among MiTek Industries, Inc., a Missouri corporation (“MiTek”), MiTek Canada, Ltd., an Ontario corporation (“MiTek Canada”, and together with MiTek, collectively, the “Purchaser”), and Gibraltar Steel Corporation of New York, a New York corporation (the “Seller”) whereby Seller will sell all of the shares of United Steel Products Company, Inc., a Minnesota corporation (“USP”) and Renown Specialties Company Ltd., an Ontario Corporation (“Renown”). All capitalized terms shall have the meanings defined in the Agreement, unless the context indicates otherwise. The section numbers below correspond to the section numbers in the Agreement. The headings contained in these Schedules are for reference only and shall not affect in any way the meaning or interpretation of these Schedules. The disclosure of an item herein does not constitute an indication that such item is material, that it was necessary to schedule such item or that it would be appropriate or necessary to schedule a similar item.
Any attachments delivered in connection with these Schedules or referenced herein shall be deemed to be incorporated by reference into these Schedules.

Execution Version
Schedule 3.01
Organization, Authority and Qualification of the Seller, Renown and USP
United Steel Products Company, Inc.

Incorporated under the Laws of:	Minnesota

Foreign Qualifications:	California
Colorado
Florida
New Jersey
North Carolina
Texas

Assumed Names:	d/b/a “USP Structural Connectors” in Alameda County, CA
d/b/a “USP Structural Connectors” in San Bernardino County, CA
d/b/a “USP Structural Connectors” in CO
d/b/a “Hughes Manufacturing Inc.” in FL
d/b/a “USP Structural Connectors” in FL
d/b/a “USP Structural Connectors” in MN
d/b/a “USP Structural Connectors” in NJ
d/b/a “USP Structural Connectors” in Wilkes County, NC
d/b/a “USP Structural Connectors” in TX
d/b/a “USP Structural Connectors” in Harris County, TX

Renown Specialties Company Ltd.

Incorporated under the Laws of:	The Province of Ontario

Foreign Qualifications:	Saskatchewan
Prince Edward Island
Nova Scotia
Newfoundland and Labrador
New Brunswick
Manitoba
British Columbia
Alberta
Quebec

Assumed Names:	d/b/a USP Structural Connectors

Execution Version
Schedule 3.03(c)
Capitalization
1.	Shares of non-voting common stock of United Steel Products Company, Inc. have no voting rights in United Steel Products Company, Inc.

2.	Article 9 of the Articles of Amalgamation of Renown restricts the right to transfer the shares of Renown by requiring either the approval of the Directors of Renown or the approval of the majority of the holders of shares of Renown prior to transfer.

Execution Version
Schedule 3.03(d)
Officers and Directors
United Steel Products Company, Inc.

Directors:	Brian J. Lipke

Officers:	Brian J. Lipke, Chief Executive Officer
Stephen Duffy, President
Henning Kornbrekke, Executive Vice President
Kenneth W. Smith, Senior Vice President and Chief Financial Officer
Timothy Heasley, Secretary

Renown Specialties Company, Ltd.

Directors:	Brian J. Lipke
Jamie L. Peritore

Officers:	Stephen L. Duffy, President
Henning Kornbrekke, Executive Vice President
Brian J. Lipke, Chief Executive Officer
Kenneth W. Smith, Senior Vice President and Chief Financial Officer
Timothy Heasley, Secretary

Execution Version
Schedule 3.05(a)
No Conflict
1	Article 9 of the Articles of Amalgamation of Renown restricts the right to transfer the shares of Renown by requiring the approval of the Directors of Renown or the approval of the majority of holders of shares of Renown prior to transfer.

Execution Version
Schedule 3.05(b)
No Conflict
(i) None
(ii)
The following credit facility and the related agreements described below require the consent of the senior lender which will be obtained prior to closing, and from each of which USP shall be released as of the Effective Time:
a.	Third Amended and Restated Credit Agreement among Gibraltar Industries, Inc. and Gibraltar Steel Corporation of New York as Borrowers and the Lenders named therein, Keybank National Association as lead arranger, sole book runner and administrative agent, JPMorgan Chase Bank, N.A. as co-syndication agent, BMO Capital Markets Financing, Inc. as co-syndication agent, HSBC Bank USA, National Association as co-documentation agent and Manufacturers and Traders Trust Company as co-documentation agent dated as of July 24, 2009.
1.	First Amendment Agreement dated January 29, 2010 to the Third Amended and Restated Credit Agreement among Gibraltar Industries, Inc. and Gibraltar Steel Corporation of New York as Borrowers and the Lenders named therein, Keybank National Association as lead arranger, sole book runner and administrative agent, JPMorgan Chase Bank, N.A. as co-syndication agent, BMO Capital Markets Financing, Inc. as co-syndication agent, HSBC Bank USA, National Association as co-documentation agent and Manufacturers and Traders Trust Company as co-documentation agent dated as of July 24, 2009.
b.	Third Amended and Restated Subsidiary Guaranty by certain subsidiaries of Gibraltar Industries, Inc. (including United Steel Products Company, Inc.) and Keybank National Association as Administrative Agent dated July 24, 2009.

c.	Third Amended and Restated Pledge and Security Agreement among Gibraltar Industries, Inc., Gibraltar Steel Corporation of New York and Guarantors (including United Steel Products Company, Inc.) and Keybank National Association as Administrative Agent dated as of July 24, 2009.

d.	Intellectual Property Security Agreement dated July 24, 2009 by United Steel Products Company, Inc. in favor of Keybank National Association as administrative agent.

Execution Version
e.	Deposit Account Control Agreement dated as of July 24, 2009 among United Steel Products Company, Inc. and Keybank National Association.
The following other agreements below require consent to transfer prior to closing:
f.	Loan and Repayment Agreement dated as of December 22, 2008 between AMICO Canada Inc., Renown Specialties Company, Ltd., and Gibraltar Steel Corporation of New York, which shall be paid prior to or at closing.

g.	Multi-Tenant Industrial Lease dated March 3, 2004 between Mount Holly By-Pass LLC and United Steel Products Company, Inc. and its Lease Amendment No. 1 between Mount Holly By-Pass LLC and United Steel Products Company, Inc. dated February 19, 2009.

h.	Gibraltar Industries, Inc. and The Bank of New York Trust Company, N.A., as Trustee, 8% Senior Subordinated Notes due 2015 Indenture dated as of December 8, 2005, and related Registration Rights Agreement dated as of December 8, 2005 among Gibraltar Industries, Inc., the Guarantors (as defined therein), and J.P. Morgan Securities Inc., McDonald Investments Inc., and Harris Nesbitt Corp., as initial purchasers of the 8% Senior Subordinated Notes, each of which shall be released from at or prior to the Effective Time.
(iii) None

Execution Version
Schedule 3.06
Governmental Consents and Approvals
None

Execution Version
Schedule 3.08
No Undisclosed Liabilities
None

Execution Version
Schedule 3.09
Permits

Report No.	Agency	Issue Date	Renewal Date
U.S. Reports
ESR-1178	ICC-ES	Reissued July 1, 2006	July 1, 2008
ESR-1280	ICC-ES	Issued May 1, 2008 Revised October 2008	May 1, 2011
ESR-1465	ICC-ES	Issued October 1, 2009	October 1, 2011
ESR-1575	ICC-ES	Issued May 1, 2008	May 1, 2011
ESR-1702	ICC-ES	Reissued March 1, 2008	March 1, 2009
ESR-1781	ICC-ES	Issued January 1, 2009	January 1, 2011
ESR-1831	ICC-ES	Issued March 1, 2009	March 1, 2011
ESR-1881	ICC-ES	Issued January 1, 2009	January 1, 2011
ESR-1970	ICC-ES	Reissued June 1, 2010	June 1, 2012
ESR-2104	ICC-ES	Issued March 1, 2008	March 1, 2011
ESR-2761	ICC-ES	Issued October 1, 2009	October 1, 2011
ESR-2787	ICC-ES	Issued May 1, 2010	May 1, 2011
ER-0200	IAPMO	Issued February 1, 2011	February 1, 2012

Canadian Reports
13116-R	CCMC	Issued June 5, 2003	June 5, 2006
13117-R	CCMC	Issued June 5, 2003	June 5, 2006
12885-R	CCMC	Issued September 18, 2003	November 27, 2004
03330-L	CCMC	Issued December 17, 1982	May 12, 2008
09199-L	CCMC	Issued December 17, 1982	January 30, 2010

Execution Version
Schedule 3.10
Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions
(a) None
(b) None
(c)
1.	Neither USP nor Renown is making final decisions on general price increases without first consulting with the Purchaser.

2.	USP and Renown have refrained from hiring certain executive and/or employee positions in the ordinary course that has already been disclosed to Purchaser.
(d) None
(e) None
(g) None
(h) None
(i) None
(j) None
(k) None
(l) None
(m) None
(n) None
(o) None
(p) None
(q) None
(r) None
(s) None

Execution Version
Schedule 3.11
Litigation
1.	Mercedes Homes, Inc., et al. by James S. Feltman, Creditor Trustee on behalf of the Mercedes Homes Creditor Trust v. United Steel Products Company, Inc. relating to a Complaint to avoid and Recover preferential transfers filed January 20, 2011. The suit is filed in the United States Bankruptcy Court Southern District of Florida West Palm Beach Division. Between October 31, 2008 and January 16, 2009, Space Coast Truss, Inc. (one of the debtors) paid USP in the due course of business amounts totaling $51,393.58 in various transactions and such amounts are in dispute here and the Bankruptcy Trustee is seeking to avoid these payments as preferential transfers.

2.	Payton Staley vs. USP Structural Connectors, EEOC Charge No.: 440-2010-00027. Complaint dated July 30, 2010 filed with the Minnesota Department of Human Rights (“MDHR”) by Payton Staley against USP Structural Connectors for an alleged unfair discriminatory practice which was initially filed with the EEOC. The Equal Employment Opportunity Commission (“EEOC”) will process the claim under the work-sharing agreement and will send notification to MDHR of its decision.

3.	Worker’s Compensation Claim (Claim Number WC413393279) by Alfredo Rocha Amaya dated July 24, 2006 with total paid being $42,241 and an outstanding reserve of $66,443.

4.	Worker’s Compensation Claim (Claim Number WC413393281) by Gerald E. Callies dated December 29, 2006 with total paid being $19,348 and an outstanding reserve of $33,243.

5.	Worker’s Compensation Claim (Claim Number WC608266554) by Guadalupe Tirado dated July 12, 2007 with total paid being $57,424 and an outstanding reserve of $31,488.

6.	Worker’s Compensation Claim (Claim Number WC555A00011) by Khonesava Cichowski dated June 19, 2008 with total paid being $38,561 and an outstanding reserve of $5,000.

7.	Worker’s Compensation Claim (Claim Number WC608657574) by Tim Hudson dated June 23, 2010 in California with total paid being $3,602 and an outstanding reserve of $26,840.

Execution Version
8.	Worker’s Compensation Claim (Claim Number WC413A08460) by Kathleen Susan Pagel dated January 1, 2011 with total paid being $4,279 and an outstanding reserve of $11,351.

9.	Worker’s Compensation Claim (Claim Number WC608266543) by Gerald Alsobrook dated June 26, 2002 with total paid being $412,962 and an outstanding reserve of $177,016.

10.	Worker’s Compensation Claim (Claim Number WC41339308) by Mary Ceplecha dated August 5, 2002 with total being paid $144,957 and an outstanding reserve of $8,801.

11.	Worker’s Compensation Claim (Claim Number WC608266546) by Carmen Cardenas dated December 2, 2004 with total paid being $64,094 and an outstanding reserve of $52,101.

Execution Version
Schedule 3.12(a)
Compliance with Laws
None

Execution Version
Schedule 3.14(a)
Intellectual Property
(a)
     (i)
          a. Trademarks
          USP Trademarks

Mark	Image	Status	Registration Date	Registration Number	Application Number	Country
[Design]		Registered	5/29/2007	3,246,005	77/006,973	USA

[Design]		Registered	6/12/2007	3,250,334	77/006,976	USA

[Design]		Registered	5/29/2007	3,246,006	77/006,981	USA

COVERT OPERATIONS	COVERT OPERATIONS	Registered	8/16/2005	2,985,418	78/433,989	USA

COVERT OPERATIONS	COVERT OPERATIONS	Registered	7/12/2005	2,967,159	78/433,995	USA

COVERT OPERATIONS	COVERT OPERATIONS	Registered	7/12/2005	2,967,160	78/433,997	USA

GOLD COAT	GOLD COAT	Registered	9/16/2008	3,503,161	78/943,105	USA

KANT-SAG	KANT-SAG	Registered	9/8/1964	776,470	72/176,672	USA

SEAT CLEAT	SEAT CLEAT	Registered	9/6/2005	2,990,979	76/506,437	USA

TECO	TECO	Registered	10/29/1974	996,701	73/005,502	USA

USP CONNECTION	USP CONNECTION	Registered	2/24/2004	2,816,784	76/506,438	USA

Execution Version

Mark	Image	Status	Registration Date	Registration Number	Application Number	Country
USP STRUCTURAL CONNECTORS	USP STRUCTURAL CONNECTORS	Registered	3/1/2005	2,929,329	76/483,041	USA

USP STRUCTURAL CONNECTORS	USP STRUCTURAL CONNECTORS	Registered	12/25/2007	3,358,423	77/007,030	USA

WHAT THE PROFESSIONALS USE	WHAT THE PROFESSIONALS USE	Registered	6/10/2008	3,447,022	78/943,130	USA

USP STRUCTURAL CONNECTORS	USP STRUCTURAL CONNECTORS	Registered	7/20/2006	TMA668295	01/254,893	Canada

WHAT THE PROFESSIONALS USE	WHAT THE PROFESSIONALS USE	Registered	7/13/2010	TMA771793	01/328,303	Canada

GOLD COAT	GOLD COAT	Registered	6/11/2010	TMA769492	01/328,297	Canada
Renown Trademarks

Mark	Status	Registration Date	Registration Number	Application Number	Country
TIMBERTIE	Registered	6/18/1996	1980348	74417720	US

TIMBERTIE	Registered	11/18/1994	TMA435673	0722557	CA

          b. Copyrights

		Registration	Registration
Company	Copyright Title	Number	Date
United Steel Products Company	KANT-SAG IDEA BOOK: CONSTRUCTION HARDWARE	TX0002306562	May 25, 1988

United Steel Products Company	KANT-SAG TRUSS CONNECTOR CAD	TX0003851891	July 19, 1994

United Steel Products Company	KANT-SAG EWP CONNECTOR CAD FILES	TX0004172826	April 07, 2000

Execution Version
          c. Patents
U.S. PATENTS

		Patent	Type
Title	Application Number	Number	(U/D)	Filing Date	Date Issued	Country
Construction hanger	09/370,273	6,463,711	U	8/9/1999	10/15/2002	USA

Post support	11/175,542	7,134,636	U	7/6/2005	11/14/2006	USA

Post support	10/874,147	7,152,841	U	6/22/2004	12/26/2006	USA

Truss anchor	10/685,765	7,254,919	U	10/14/2003	8/14/2007	USA

Slope and skew hanger	07/370,689	5,004,369	U	6/23/1989	4/2/1991	USA

Hold-down connector	07/580,120	5,092,097	U	9/10/1990	3/3/1992	USA

Variable pitch connector	07/968,437	5,230,198	U	10/29/1992	7/27/1993	USA

Adjustable post base	08/002,745	5,456,441	U	1/11/1993	10/10/1995	USA

Construction hanger and method of making the same	08/336,995	5,564,248	U	11/10/1994	10/15/1996	USA

Truss bracket	08/576,361	5,653,079	U	12/21/1995	8/5/1997	USA

Stair hanger	11/507,143	7,631,463	U	8/21/2006	12/15/2009	USA

Bracket with angled nailing feature	07/634,753	5,217,317	U	12/27/1990	06/08/1993	USA

CONSTRUCTION HARDWARE AND METHOD OF REDUCING CORROSION THEREOF	12/825,456	7,879,458	U	6/29/2010	02/1/2011	USA
U.S. PATENT APPLICATIONS

Publication Number	Publication Date	Application Number	Application Date	Inventor	Title
2009/0056268	2009-03-05	12/133,012	2008-06-04	Greenlee et al.	STAIR HANGER

2007/0141266	2007-06-21	11/613,558	2006-12-20	Greenlee	CONSTRUCTION HARDWARE AND METHOD OF REDUCING CORROSION THEREOF

Execution Version
     (ii)
a.	License to United Steel Products Co. with Epicor Software Corporation for the use of the MANAGE 2000 Software Product dated January 4, 2011.

b.	Microsoft Open Value Order Confirmation Notice for Microsoft Dynamics CRM CAL Licenses (51 total) purchased by USP Structural Connectors through Olsen Thielen Technologies Inc. for time period of September 11, 2008 through September 30, 2011.

c.	Manage 2000 license 1984 Purchase — Agreement for Purchase of Products and Services between United Steel Products Co. and ROI Systems, Inc. dated July 25, 1984 along with amendments thereto.

d.	Gibraltar Industries, Inc. provides MPLS Qwest WAN Network; Company wide Microsoft Exchange Email System; Aventail VPN; Centralized Internet Access; Edge network security; Blackberry server; Spam filtering; and Internal network security.
     (iii)
a.	USP Structural Connectors

b.	Hughes Manufacturing Inc.
     (iv)
a.	www.covertpoxy.com

b.	www.covertoperationsinc.com

c.	www.uspconnectors.com

d.	www.uspconnectors.mobi

e.	www.usppromotions.com

Execution Version
(v) Those Material Contracts provided prior to the date hereof pursuant to Sections 3.13(n) and 3.13(o) that license the use of certain USP trademarks and logos for the purpose of sale of USP products are herein incorporated by reference.

Execution Version
Schedule 3.14(b)
Intellectual Property
None

Execution Version
Schedule 3.15(a)
Owned Real Property
1.	11910 62nd St, North, Largo, FL — Used as a manufacturing plant and office space.
2.	703 Rogers Drive, Montgomery, MN — Used as a manufacturing plant and office space.

Execution Version
Schedule 3.15(b)
Owned Real Property
1.	The Credit Facilities listed in Schedule 3.05(b)(ii)(a) through (e) and (h) are incorporated hereby by reference and these Encumbrances will be released prior to Closing; however, those Credit Facilities hold no mortgages on the Owned Real Property.

Execution Version
Schedule 3.16
Leased Real Property
1.	2150 Kitty Hawk Road, Livermore, CA — Leased as manufacturing plant. Triple Net Industrial Lease dated January 1, 2004 between United Steel Products Company, Inc. and Dawn S. Clifton, Trustee of the Douglas T. Silver Living Trust dated October 28, 1985

2.	9030 Bridgeport, Rancho Cucamonga, CA — Leased warehouse space. Standard Industrial/Commercial Single-Tenant Lease — Gross entered into on January 27, 1999 by and between The Childs Family Trust u/t/a 4/30/81 and The A.J. Gardner Family Trust u/t/a 3/5/81 (and later assigned to Landco, LLC) as Lessor and United Steel Products Company, Inc. for a term running from February 1, 1999 to February 2, 2002, together with the Lease Amendment of October 10, 2001 for an extension running from March 1, 2002 to February 28, 2005 and the Lease Amendment of October 19, 2004 for an extension running from March 1, 2005 to February 28, 2006, and finally modified to extend to February 28, 2011 by Lease Agreement dated August 31, 2005 which expired by its terms on February 28, 2011.
a.	Standard Sublease for the 9030 Bridgeport, Rancho Cucamonga, CA property dated August 6, 2008 between United Steel Products Company, Inc. and Ciuti International, Inc. for approximately 20,642 of space, which expired by its terms on February 28, 2011.
3.	221 Racco Parkway, Thornhill, ON — Leased as a manufacturing plant and office space. Lease dated as of October 15, 2003 between MacFazzen Properties Inc. as Landlord and Renown Specialties Company Ltd. as Tenant

4.	14305 Southcross Drive, Burnsville MN — Leased as office space. Office/Warehouse Lease commencing June 1, 2005 between Southcross Commerce Center III, L.L.C. and United Steel Products Company, Inc..
b.	Lease Addendums dated February 27, 2006 and April 1, 2010 between Southcross Commerce Center III, L.L.C. and United Steel Products Company, Inc..
5.	130 Mt. Holly Bypass Units 5&6, Lumberton NJ — Leased warehouse space. Multi-Tenant Industrial Lease dated March 3, 2004 between Mount Holly By-Pass LLC and United Steel Products Company, Inc. and its Lease Amendment No. 1 between Mount Holly By-Pass LLC and United Steel Products Company, Inc. dated February 19, 2009.

Execution Version
6.	3004-B Aldine Bender, RR1 Houston TX — Leased warehouse space. Warehouse Lease Agreement (Sublease) dated January 1, 2010 between DOT Metal Products and USP Structural Connectors.

Execution Version
Schedule 3.17
Top 10 Customers and Suppliers
(c)
(i)	Do It Best Corporation and MiTek Industries have notified USP of termination of their business relationship.

Execution Version
Schedule 3.18(a)(v)
Taxes
None

Execution Version
Schedule 3.18(a)(vi)
Taxes
1.	The IRS conducted an Income Tax Audit of Gibraltar Industries, Inc. and its Subsidiaries for taxable years 2005 through 2009. No assessments were issued and none are currently outstanding.

Execution Version
Schedule 3.18(a)(xi)
Taxes
None

Execution Version
Schedule 3.18(a)(xviii)
Taxes
1.	Consent extending period of limitation for assessment of tax under Article 9 (Except Section 180), 9-A, 13, 32, 33 & 33A of the Tax Law by United Steel Products Company, Inc. dated December 14, 2010 and agreeing that the amount of tax due from the USP for the taxable period 01/01/2005 through 12/31/2006, under the Tax Law, may be determined or assessed at any time on or before 06/30/2011. No taxes have been assessed as of the date hereof. Purchaser is indemnified for this item under Section 7.02(a)(iv) of the Agreement.

Execution Version
Schedule 3.18(b)
Taxes
(i)
a.	Consent extending period of limitation for assessment of tax under Article 9 (Except Section 180), 9-A, 13, 32, 33 & 33A of the Tax Law by United Steel Products Company, Inc. dated December 14, 2010 and agreeing that the amount of tax due from the USP for the taxable period 01/01/2005 through 12/31/2006, under the Tax Law, may be determined or assessed at any time on or before 06/30/2011. No taxes have been assessed as of the date hereof. Purchaser is indemnified for this item under Section 7.02(a)(iv) of the Agreement.
(ii) None
(iii) None

Execution Version
Schedule 3.19(a)
Environmental Matters
1.	Item 2 on Schedule 3.19(b) is incorporated herein by reference.

Execution Version
Schedule 3.19(b)
Environmental Matters
None, except for the following recognized environmental concerns (“RECs”):
1.	The potential for contamination related to the former outdoor paint operations and solvent storage at the Largo, Florida property (11910 62nd Street North). No information is available from with respect to releases that may have occurred from the former painting operations, thus, the potential for adverse impact to the Site from historic operations of the former painting operations could not be evaluated.

2.	There is potential for contamination related to the fact that the Livermore, California (2150 Kittyhawk Road) property is listed in the LUST database as having a release from the former gasoline underground storage tank (“UST”) located on the property and because no documentation regarding tank decommissioning or LUST investigation is available.

3.	The former 2,000-gallon Fuel Oil UST removed on June 3, 1990, the former 1,000-gallon Fuel Oil UST Removed August 17, 1989, and the former 1,000-gallon Fuel Oil UST Removed August 21, 1989, all formerly located at the Montgomery, Minnesota property (703 Rogers Drive). These USTs are considered RECs based on the potential age of the UST before removal and the lack of soil and groundwater quality data.

Execution Version
Schedule 3.19(d)
Environmental Matters
1.	Item 2 on Schedule 3.19(b) is incorporated herein by reference.

Execution Version
Schedule 3.19(e)
Environmental Matters
1.	Item 2 on Schedule 3.19(b) is incorporated herein by reference.

Execution Version
Schedule 3.20(a)
Employee Benefit Plans
1.	The following benefits are offered pursuant to the Gibraltar Fringe and Welfare Benefits Program:
a.	Medical (includes self-insured BlueCrosss/BlueShield plans with Medco Rx and Behavioral Health Systems for Mental Health; and fully-insured Kaiser HMO in California)

b.	Dental — (option of self-insured Cigna PPO or fully-insured Cigna Dental Health)

c.	Company-paid life/ad&d insurance

d.	Supplemental Life Insurance for the employee, spouse of the employee and children of the employee

e.	Long Term Disability

f.	Flexible Spending Plan

g.	Vision Plan — Voluntary plan offered through VSP

h.	Employee Assistance Programs

i.	Other Benefits including;
i.	Paid Holidays

ii.	Jury Duty Leave

iii.	Bereavement Leave

iv.	Paid Vacations

v.	Job Related educational assistance
2.	Gibraltar 401(k) Plan Amendment and Restatement effective as of January 1, 2010.

3.	Gibraltar Non-Qualified Deferred Compensation Plan (f/k/a the “401k Restoration Plan”)

4.	Gibraltar Industries, Inc. 2005 Equity Incentive Plan.

5.	For Renown employees, the Employment Standards Act, 2000 (Ontario) provide statutory termination provisions in Ontario and employees may also be entitled to common law benefits on termination, the level of which is determined on a case by case basis.

6.	Supplemental Health & Welfare Benefits are provided to Renown employees through Great West Life Insurance. Benefits include: certain ancillary medical services not covered by Ontario Provincial Health Plan, prescription drugs, dental care, vision care, and life insurance.

Execution Version
Schedule 3.20(d)
Employee Benefit Plans
None

Execution Version
Schedule 3.20(e)
Employee Benefit Plans
None

Execution Version
Schedule 3.20(f)
Employee Benefit Plans
None

Execution Version
Schedule 3.20(h)
Employee Benefit Plans
None

Execution Version
Schedule 3.21(b)
Labor Matters
1.	Worker’s Compensation Claim (Claim Number WC413393279) by Alfredo Rocha Amaya dated July 24, 2006 with total paid being $42,241 and an outstanding reserve of $66,443.

2.	Worker’s Compensation Claim (Claim Number WC413393281) by Gerald E. Callies dated December 29, 2006 with total paid being $19,348 and an outstanding reserve of $33,243.

3.	Worker’s Compensation Claim (Claim Number WC608266554) by Guadalupe Tirado dated July 12, 2007 with total paid being $57,424 and an outstanding reserve of $31,488.

4.	Worker’s Compensation Claim (Claim Number WC555A00011) by Khonesava Cichowski dated June 19, 2008 with total paid being $38,561 and an outstanding reserve of $5,000.

5.	Worker’s Compensation Claim (Claim Number WC608657574) by Tim Hudson dated June 23, 2010 in California with total paid being $3,602 and an outstanding reserve of $26,840.

6.	Worker’s Compensation Claim (Claim Number WC413A08460) by Kathleen Susan Pagel dated January 1, 2011 with total paid being $4,279 and an outstanding reserve of $11,351.

7.	Worker’s Compensation Claim (Claim Number WC608266543) by Gerald Alsobrook dated June 26, 2002 with total paid being $412,962 and an outstanding reserve of $177,016.

8.	Worker’s Compensation Claim (Claim Number WC41339308) by Mary Ceplecha dated August 5, 2002 with total being paid $144,957 and an outstanding reserve of $8,801.

9.	Worker’s Compensation Claim (Claim Number WC608266546) by Carmen Cardenas dated December 2, 2004 with total paid being $64,094 and an outstanding reserve of $52,101.

Execution Version
Schedule 3.21(c)
Labor Matters
USP and Renown had one termination within the last 90 days, but there have been no company initiated terminations in the last 90 days:

Termination Date	Location	Employee	Reason
12/17/2010	Toronto	Stanislav Kashlyunov	Voluntary Retirement
The below employees were laid off in July of 2010. Pursuant to USP policy, when hourly employees are laid off, they stay on layoff status for six months in case we want to call them back from layoff. Their term date in the system will say July 2010 because we have to enter a term date for them to receive COBRA paperwork. However, they were not actually terminated until January 2011 as a result of USP not calling any of the below people back from layoff status.

Termination Date	Location	Employee	Reason
7/12/2010	NJ	Anne DiBlasi	Layoff
7/12/2010	Burnsville	Vanessa Durham	Layoff
7/13/2010	Livermore	Scott Bowerman	Layoff
7/13/2010	Livermore	Rod Canavan	Layoff
7/13/2010	Livermore	Roberto Cisneros	Layoff
7/13/2010	Livermore	Eduardo Gonzalez	Layoff
7/13/2010	Livermore	Rosa Grajeda	Layoff
7/13/2010	Livermore	Samual Hernandes	Layoff
7/13/2010	Livermore	Edward Lewis	Layoff
7/13/2010	Livermore	Reed Overshiner	Layoff
7/13/2010	Livermore	Jose Reyes	Layoff
7/13/2010	Livermore	Hector Ruiz Nunez	Layoff
7/16/2010	Livermore	Marites Valdez	Layoff

Execution Version
Schedule 3.21(e)
Labor Matters
Attached

Execution Version
Schedule 3.22
Insurance
Attached

Execution Version
Schedule 3.23
Tangible Personal Property
(a) None
(c) None

Execution Version
Schedule 3.25
No Brokers
None

Execution Version
Schedule 3.27
Related-Party Transactions
The following are agreements where an Affiliate of USP or Renown is directly or indirectly interested in a Contract to which USP or Renown is a party:
(i)	Loan and Repayment Agreement dated as of December 22, 2008 between AMICO Canada Inc., Renown Specialties Company, Ltd., and Gibraltar Steel Corporation of New York, which shall be paid prior to or at closing.

(ii)	3004-B Aldine Bender, RR1 Houston TX — Leased warehouse space. Warehouse Lease Agreement (Sublease) dated January 1, 2010 between DOT Metal Products and USP Structural Connectors.

Execution Version
Schedule 3.29
Title to and Sufficiency of Assets
(a) None
(b) None

Execution Version
Schedule 3.32
Indebtedness
1.	The Credit Facilities listed in Schedule 3.05(b)(ii)(a) through (e) and (h) are incorporated hereby by reference and these Encumbrances will be released prior to closing.

2.	Loan and Repayment Agreement dated as of December 22, 2008 between AMICO Canada Inc., Renown Specialties Company, Ltd., and Gibraltar Steel Corporation of New York, which shall be paid prior to or at closing.

Execution Version
Schedule 5.02(a)
Conduct of Business Prior to the Closing
(i)
1.	Neither USP nor Renown is making final decisions on general price increases without first consulting with the Purchaser.

2.	USP and Renown have refrained from hiring certain executive and/or employee positions in the ordinary course that has already been disclosed to Purchaser.
(ii)	None

Execution Version
Schedule 5.02(b)
Conduct of Business Prior to the Closing
The items listed in Schedule 5.02(a)(i) are herein incorporated by reference.

Execution Version
Schedule 5.10

Transition Services
Schedule A
(Gibraltar Services)

		Duration
Transition Service	Compensation	(days)
Payroll • Payroll processing for all Employees • Issuing pay checks to all Employees • Assist with transition of payroll from ADP to UltiPro/MiTek at the end of a quarter	$4,583 per month for all services except for e-Time clocks which is $1,317 per month.	120, except with respect to e-Time and e-Time clocks software programs, which shall be 180 days

• Delivery of payroll data in format consistent with past practice

• Reconciliation of all YTD balances of payroll amounts (including filings and payments of all Taxes)

• Garnishments of employee as wages may be required by Law or as reasonably requested by USP or Renown.

• Access to e-Time and e-Time Clocks software and related data

• Access to Talent Manager software and related data, including all Performance Management Documents, Salary Planning Documents and employee history

• Access to all USP and Renown records in ADP Health and Welfare software, including history

• Access to Pay At Work Canadian Payroll System software

• Assistance in resolving any “year-end” out-of-balance issues

• Provide Buyer with the ADP Master Control Report for the last payroll processed for hourly and salaried staff in March 2011

• Preparation and filing of all payroll tax returns with ADP (USP and Renown)

Benefits	Actual Cost	120
•    Maintain all welfare or fringe benefits plans (including, but not limited to medical, dental and vision plans, but excluding USP’s 401(k) plan) providing to employees the same coverage as was in effect on the Closing Date.
	(Note: Gibraltar is self-insured on medical and dental and the cost will be the actual claim cost plus administrative charges)

• FSA balances will be reconciled and provided to Buyer promptly following payment of payroll on March 18, 2011

Execution Version

		Duration
Transition Service	Compensation	(days)
•    Provide Buyer with access to and information including amortization schedules and a reconciliation of all payroll deductions and payments made for any 401(k) loans that are transferring to the MiTek 401(k) Plan

Management Information Systems		120

(as applicable to both USP and Renown)

• Maintain and support existing MPLS Qwest WAN network circuits and all associated hardware, including the routers, switches, hubs, and all other currently used network devices or appliances.	$8,340 per month for all services

•    Maintain and support all processes and connectivity to the existing Microsoft Exchange email system, including spam filtering. Upon migration assist with setup forwarding of each mailbox to specified Buyer’s email address, setup auto response rule informing sender of new address, and export/deliver existing mailbox contents for each individual user into individual .PST files for all exchange component’s data(mail, calendar, tasks, journal, etc.) to allow history import into Buyer’s mail system.

• Maintain and support all hardware and connectivity to the Aventail VPN network access

• Maintain and support internet access for all USP sites and users.

• Maintain and support existing edge and internal network security for all sites and users, including all hardware and software currently in place.

• Maintain and support MS Active Directory Forrest and all of its attributes.

• Maintain and support all existing Blackberry Server and existing mobile data synchronization, connectivity, and functionality.

• Maintain the services provided by Qwest and to Renown Bell Canada-Data Network and VPN

Execution Version
Schedule B
(Third-Party Services)

Transition Service	Compensation	Duration
• Freight bill processing and other services provided by Integrated Payment Solutions World Wide, LC.	• Actual charges- directly billed	120, except with respect to American Express Travel Cards and US Bank P Cards which shall be 60 days

• Garment and other rental services from UniFirst Corporation	• Actual charges- directly billed

• Access to and maintenance of scanning systems services provided by MSC in Montgomery. Minnesota (USP)	• Actual charges- directly billed

• Maintain the Cannon-Copier Leases and Maintenance Agreements for copier on USP facilities and assist with transfer	• Actual charges- directly billed

• Assist with the transfer to USP/Renown for all locations voice/data circuits, telephone nos., leased hardware and leased software	• No charge

• Maintain the AT&T-Long distance telephone services for USP	• Actual charges

• Maintain the AT&T-local telephone services for Largo, Florida facility	• Actual charges

• Maintain the Verizon-Conference calling contract for local Largo, Florida & Livermore, California	• Actual charges- directly billed

• Maintain the Global Crossing-Long Distance agreements	• Actual charges- directly billed

• Maintain the Verizon-Maintenance agreements on BCMs (phone systems)	• Actual charges- directly billed

• Maintain USP American Express-Travel Card accounts used by USP employees	• Actual charges- directly billed

• Maintain USP US Bank-P Cards	• Actual charges- directly billed

• Access to Citrix Go To Meeting (USP and Renown)	• $267 per month

• Process EDI invoicing and payments to and from Home Depot Canada (currently provided for Renown through SEMCO, an affiliate of Gibraltar)	• S1,250 per month

• Continue to provide Iron Mountain-Back up all computers (USP and Renown)	• Actual charges- directly billed

• Cabinet NG Scanning System Maintenance	• $325 per month beginning on May 1,2011

Execution Version
Schedule C
(Other Services)

Transition Service	Compensation	Duration
• Share information obtained in the recent eligibility audit that was conducted.	No charge	One-Time

• Assist Buyer in preparing a communication and Q&A for employee questions about the transition of benefits	No charge	One-Time

• Provide Buyer with access to and assistance in preparing a GL File layout for the payroll processing	No charge	One-Time

Execution Version
Schedule 7.02(a)(xi)
Line-Item Indemnities — Litigation
1.	Mercedes Homes, Inc., et al. by James S. Feltman, Creditor Trustee on behalf of the Mercedes Homes Creditor Trust v. United Steel Products Company, Inc. relating to a Complaint to avoid and Recover preferential transfers filed January 20, 2011. The suit is filed in the United States Bankruptcy Court Southern District of Florida West Palm Beach Division. Between October 31, 2008 and January 16, 2009, Space Coast Truss, Inc. (one of the debtors) paid USP in the due course of business amounts totaling $51,393.58 in various transactions and such amounts are in dispute here and the Bankruptcy Trustee is seeking to avoid these payments as preferential transfers.

2.	Payton Staley vs. USP Structural Connectors, EEOC Charge No.: 440-2010-00027. Complaint dated July 30, 2010 filed with the Minnesota Department of Human Rights (“MDHR”) by Payton Staley against USP Structural Connectors for an alleged unfair discriminatory practice which was initially filed with the EEOC. The Equal Employment Opportunity Commission (“EEOC”) will process the claim under the work-sharing agreement and will send notification to MDHR of its decision.

Execution Version
Schedule 7.02(a)(xii)
Line-Item Indemnities — Workers Compensation
1.	Worker’s Compensation Claim (Claim Number WC413393279) by Alfredo Rocha Amaya dated July 24, 2006 with total paid being $42,241.
2.	Worker’s Compensation Claim (Claim Number WC413393281) by Gerald E. Callies dated December 29, 2006 with total paid being $19,348.
3.	Worker’s Compensation Claim (Claim Number WC608266554) by Guadalupe Tirado dated July 12, 2007 with total paid being $57,424.
4.	Worker’s Compensation Claim (Claim Number WC555A00011) by Khonesava Cichowski dated June 19, 2008 with total paid being $38,561.
5.	Worker’s Compensation Claim (Claim Number WC608657574) by Tim Hudson dated June 23, 2010 in California with total paid being $3,602.
6.	Worker’s Compensation Claim (Claim Number WC413A08460) by Kathleen Susan Pagel dated January 1, 2011 with total paid being $4,279.
7.	Worker’s Compensation Claim (Claim Number WC608266543) by Gerald Alsobrook dated June 26, 2002 with total paid being $412,962.
8.	Worker’s Compensation Claim (Claim Number WC41339308) by Mary Ceplecha dated August 5, 2002 with total being paid $144,957.
9.	Worker’s Compensation Claim (Claim Number WC608266546) by Carmen Cardenas dated December 2, 2004 with total paid being $64,094.